STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT ("Agreement") dated as of
November 23, 1993, by and among ASSOCIATED INSURANCE COMPANIES,
INC., an Indiana corporation ("Associated"), ANTHEM P&C HOLDINGS,
INC., a Delaware corporation ("Buyer") and KEMPER CORPORATION, a
Delaware corporation ("Seller").

     WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the "Shares") of Federal Kemper Insurance
Company, an Illinois stock property-casualty insurance corporation (the "Company"); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Shares upon and subject to the terms and conditions set forth in this Agreement; and

     WHEREAS, Associated has agreed to become an additional party to this Agreement for the sole purpose of guaranteeing the obligations of Buyer under this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Associated, Buyer and Seller covenant and agree as follows:


                            ARTICLE I

                       CERTAIN DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings hereinafter set forth:

     (a)   "Adjusted Closing Loss Reserves" is defined in Section
11.10.

     (b)   "Affiliate" shall mean, with respect to any organization
(i) another organization of which such first organization or its subsidiaries own in excess of 10% of the stock; (ii) another organization of which such first organization or its subsidiaries may be deemed to be in control because of factors or relationships other than the percentage of stock (or equivalent evidence of ownership) owned; (iii) any person, directly or indirectly, controlling, controlled by or under common control with any such organization; and (iv) any executive officer, director, partner or co-partner of any such organization.

     (c) "Affiliate Agreements" shall mean all agreements and contracts in effect immediately prior to the Closing Date between the Company or any Subsidiary on the one hand and the Seller or any of its Affiliates (other than the Company or any Subsidiary) on the other hand.

     (d)   "Agreement" shall mean this Stock Purchase Agreement.

     (e) "Annual Convention Statement" shall mean an annual convention statement or equivalent of the Company filed with the Illinois Insurance Department.

     (f) "Business Day" shall mean any day which is neither a Saturday nor a Sunday, nor a day on which banking institutions in Chicago, Illinois, shall be permitted or required by law or executive order to be closed.

     (g)   "Closing Loss Reserves" is defined in Section 3.26.

     (h) "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect on the date hereof, and the Treasury regulations promulgated thereunder.

     (i) "Contaminant" shall mean any pollutant, hazardous substance, toxic substance, hazardous waste, or special waste as those terms are defined in Environmental, Health or Safety
Requirements of Law and also includes any radioactive substance, radioactive waste, petroleum, petroleum-derived substance or waste, asbestos or PCBs.

     (j) "Environmental Damages" shall mean all claims, judgments, damages (including punitive damages), losses, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise matured or unmatured, foreseeable or unforeseeable, including without limitation, reasonable attorneys' fees, any of which are incurred at any time as a result of the existence of Contaminants or noncompliance with Environmental, Health or Safety Requirements of Law with respect to the period prior to the Closing, including without limitation:

        (i) damages for personal injury (including sickness, disease or death), or injury to property or natural resources, foreseeable or unforeseeable, including, without limitation, the cost of demolition and rebuilding for existing use of any improvements on real property;

       (ii) reasonable fees incurred for the services of attorneys, consultants, contractors, doctors, experts, laboratories, and all other reasonable costs incurred in connection with any damages as described in clause (i) of this definition, and the investigation or remediation of Contaminants or the suspected presence of Contaminants or the violation of Environmental, Health or Safety Requirements of Law including, but not limited to, the preparation of any necessary feasibility studies or reports or the performance of any investigations, cleanup, treatment, remediation, removal, response, abatement, containment, closure, storage, disposal, transport, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or reasonably necessary to restore any Property to economic use or otherwise expended in connection with such conditions, and including, without limitation, any reasonable attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder; and

      (iii) liability to any third person or Governmental Authority to indemnify such person or Governmental Authority for costs expended in connection with the items referenced in clauses (i) and (ii) of this definition.

     (k) "Environmental, Health or Safety Requirements of Law" shall mean all federal, state and local laws, statutes, codes, ordinances, rules, regulations or orders now in effect relating to or addressing the environment, health or safety, including, but not limited to, any law, statute, code, ordinance, rule, regulation, or order relating to (x) the use, handling or disposal of any Contaminant or (y) workplace or worker safety and health, as promulgated by the specifically authorized Governmental Authority responsible for administering such requirements.

     (l) "Environmental Lien" shall mean a lien in favor of any Governmental Authority for any (a) liability under any Environmental, Health or Safety Requirement of Law, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of a Contaminant into the environment.

     (m)   "Environmental Permits" is defined in Section 3.9(b).

     (n)   "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     (o) "ERISA Affiliate" shall mean any trade or business, whether or not unincorporated, that is part of the same controlled group, or under common control with, or part of an affiliate service group that includes the Company within the meaning of section 414(b), (c), (m) or (o) of the Code or section 4001(b) of ERISA.

     (p) "Expenses" shall mean any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, fees of outside legal counsel, investigators, expert witnesses, accountants and other professionals, and the allocated cost of in-house attorneys used in lieu of outside legal counsel).

     (q) "Final Consolidated Return(s)" shall mean, for the Taxable Period of the Company or a Subsidiary that ends on the Closing Date, the consolidated federal income Tax Return that includes the Company and the Subsidiaries and/or the unitary State of Illinois income Tax Returns that include the Seller and the Company and/or a Subsidiary.

     (r) "Governmental Authority" shall mean any agency, department, court or other administrative, legislative or regulatory authority of any federal, state or local governmental body.

     (s)   "Indemnified Party" is defined in Section 11.3.

     (t)   "Indemnitor" is defined in Section 11.3.

     (u) "Interim Period" shall mean, with respect to any Taxable Period that begins on or before the Closing Date and ends after the Closing Date, the portion of such period that ends on the Closing
Date.

     (v)   "IRS" shall mean the Internal Revenue Service.

     (w)   "Kemper Group" is defined in Section 12.1(a).

     (x)   "Kemper Marks" is defined in Section 7.5.

     (y) "Knowledge", when used in reference to the knowledge of the Seller, shall mean to the knowledge of any of the senior officers of the Company or the Seller set forth on Schedule 1 after due inquiry.

     (z) "Leased Properties" shall mean all real properties leased by the Company prior to the date of this Agreement.

     (aa) "Lien" shall mean any interest in any property or asset, including policies of insurance, whether real, personal or mixed, or tangible or intangible, securing any obligation owed to, or a claim by, one other than the owner of the asset or property, whether such interest is based on the common law, statute, contract or otherwise, and including but not limited to any lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, consignment or bailment for security purposes. The term Lien shall include reservations, exceptions, encroachments, easements, rights-of-way, burdens, covenants, conditions, options, claims, restrictions, leases and other title exceptions and encumbrances affecting an asset or property.

     (ab) "Losses" shall mean any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

     (ac) "Loss Reserves" shall mean all undiscounted reserves for incurred losses including, without limitation, case reserves, reserves for incurred but not reported losses and reserves for loss adjustment expenses, both allocated and unallocated (and without any deduction for salvage, subrogation or reinsurance recoverables), but "Loss Reserves" shall not include any liabilities relating to the PIP Claims (as defined in Section 6.18).

     (ad)  "Lumbermens" shall mean Lumbermens Mutual Casualty
Company.

     (ae) "Material Adverse Effect" shall mean any adverse effect which has a determinable cost in excess of One Million Five Hundred Thousand Dollars ($1,500,000). In determining whether an adverse effect exceeds $1,500,000, no loss, liability, cost or expense shall be taken into account unless each individual event or item constituting or causing such loss, liability, cost or expense exceeds One Hundred Fifty Thousand Dollars ($150,000).

     (af) "Mortgaged Properties" shall mean all real properties on which mortgages are held by the Company prior to the date of this Agreement.

     (ag)  "PBGC" shall mean the Pension Benefit Guaranty
Corporation or any entity succeeding to any or all of its functions under ERISA.

     (ah) "Permits" shall mean all licenses, permits, orders, approvals, registrations, authorizations and qualifications with and under all federal and state laws, local or foreign laws and governmental or regulatory bodies and all industry or other non-governmental self regulatory organizations created by statute.

     (ai) "Plan" or "Plans" shall mean those benefits or benefit plans, contracts, or other arrangements listed in Schedule 3.11, including the Qualified Plans.

     (aj)  "Pre-Closing Period" shall mean any Short Period,
Interim Period, or other Taxable Period that ends on or before the Closing Date.

     (ak)  "Profit Sharing Plan" shall mean the FKI Employees
Savings and Profit Sharing Plan.

     (al) "Post-Closing Period" shall mean any Taxable Period that begins after the Closing Date and, with respect to any Taxable Period that begins on or before and ends after the Closing Date, the portion of such Taxable Period beginning on the day following the Closing Date.

     (am)  "Properties" shall mean all Property and all Leased
Properties.

     (an) "Property" shall mean all real property owned by the Company prior to the date of this Agreement.

     (ao) "Qualified Plans" shall mean the Retirement Plan and the Profit Sharing Plan.

     (ap) "Quarterly Convention Statement" shall mean a quarterly statement of the Company prepared on selected pages of the Annual
Convention Statement form.

     (aq) "Release" shall mean the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of Contaminants into the indoor or outdoor environment or through or in the air, soil, surface water, groundwater or Properties.

     (ar) "Remedial Action" shall mean actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed, to design such a response and post-remedial investigation, monitoring, operation, maintenance and care.

     (as) "Required Approvals" shall mean all necessary approvals, consents, authorizations and clearances of governmental and regulatory bodies and officials required to consummate the transactions contemplated hereby.

     (at)  "Retirement Plan" shall mean the FKI Retirement Plan.

     (au) "Short Period" shall mean any Taxable Period that ends on the Closing Date.

     (av) "Specified Transactions" shall mean any dividend or distribution with respect to stock as contemplated by Section 5.9, and any transactions contemplated by Section 5.8, concerning modification of the investment portfolio (except for the disposition of any portfolio investment pursuant to the maturity of such investment or the exercise of a call provision set forth in the terms of the investment).

     (aw) "Subsidiary" shall mean a corporation of which the Company and/or another Subsidiary owns directly or indirectly more than 50% of the outstanding capital stock.

     (ax)  "Tax Allocation Agreement" shall mean the Kemper
Corporation Affiliated Group Plan for Allocation of Tax Liabilities and Recoveries dated September 6, 1977 and unwritten policies and practices for the allocation of Taxes by and among the Seller, the Company, and their subsidiaries.

     (ay) "Tax" and "Taxes" shall mean all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government, or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income or franchise taxes), payroll, employee, and other withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, net worth taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes and transfer taxes.

     (az)  "Tax Reserve" is defined in Section 12.1(c).

     (ba) "Tax Return" or "Return" shall mean all reports, elections, estimates, information statements, returns, and other filings (including all schedules, exhibits and other attachments thereto) relating to, or required to be filed in connection with, any Tax pursuant to the statutes, rules and regulations of any federal, state, local or foreign taxing authority.

     (bb) "Taxable Period" shall mean any taxable year or any other period that is treated as a taxable year (including any Short Period) with respect to which any Tax may be imposed under any applicable statute, rule or regulation.


                           ARTICLE II

                   PURCHASE AND SALE OF SHARES

     2.1 Purchase and Sale of Shares. Seller shall, at the Closing (as defined in Section 2.3 herein), sell to Buyer, and Buyer shall, at the Closing, purchase from Seller, all of the Shares for the purchase price provided in Section 2.2 upon the terms and conditions herein set forth.

     2.2 Purchase Price. The purchase price for Seller's agreement not to compete with the Buyer as set forth in Section
6.13 shall be Five Hundred Thousand Dollars ($500,000.00) (the "Non-Compete Purchase Price") and the purchase price for the Shares (the "Share Purchase Price") shall be Ninety Nine Million Five Hundred Thousand Dollars ($99,500,000.00) (the Non-Compete Purchase Price together with the Share Purchase Price being the "Purchase Price"), in each case, payable at Closing in immediately available funds as provided in Section 2.3(b).

     2.3   Closing.

     (a) Subject to the satisfaction or waiver of the terms and conditions hereof, the consummation of the sale and purchase of the Shares provided for herein (the "Closing") shall occur at the offices of the Seller in Long Grove, Illinois, at 9:00 a.m., local time ("9:00 a.m."), on the last business day of the month during which the satisfaction or waiver of all of the conditions set forth in Articles VIII and IX other than receipt of items to be delivered at Closing occurs, or such other date as Buyer and Seller shall mutually agree upon in writing (the "Closing Date").

     (b) At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to a bank account designated in writing by Seller not less than three (3) days prior to the Closing Date, the Purchase Price less the amount of the In-Kind Dividend as provided in Section 5.9(i) hereof. Associated and Buyer shall also deliver to Seller such other documents and instruments as shall be required of Associated and Buyer under the terms and provisions of this Agreement. All such documents and instruments shall be in form and content reasonably satisfactory to Seller and Seller's counsel. Simultaneously at the Closing, Seller shall deliver to Buyer a certificate or certificates representing all of the Shares, endorsed in blank for transfer or accompanied by duly executed blank stock powers and accompanied by any applicable stock transfer stamps, together with such other instruments as shall reasonably be required by Buyer to vest fully in Buyer all right, title and interest in and to all of the Shares free and clear of all Liens. Seller shall also deliver to Buyer such other documents and instruments as shall be required of Seller under the terms and provisions of this Agreement. All such documents and instruments shall be in form and content reasonably satisfactory to Buyer and Buyer's counsel.


                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that, as of the date hereof:

     3.1 Organization, Standing and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing as a foreign corporation in all jurisdictions in which its failure to qualify or to be in good standing would have a Material Adverse Effect upon consummation or the validity of the transactions provided for in this Agreement. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, to own, hold, sell and transfer the Shares and to consummate the transactions contemplated hereby by Seller.

     3.2 Execution and Delivery. The board of directors or the executive committee of the board of directors of Seller has approved the execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby will be duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by other equitable principles of general application.

     3.3 Organization, Existence, Qualification, Certificate of Authority, etc., of the Company. The Company is a stock property-casualty insurance corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. The Company is duly qualified or otherwise authorized as a foreign corporation to conduct the insurance business conducted by it and is in good standing in each of the jurisdictions named on Schedule 3.3 (the "Qualified Jurisdictions"), which named jurisdictions are the only jurisdictions in which such qualification or authorization is required by law in order to carry on its business as now being conducted. No other jurisdiction has claimed, in writing, or otherwise to Seller's Knowledge, that the Company is required to qualify or otherwise be licensed therein. The Company does not own or lease real property in any jurisdiction other than the jurisdictions set forth in Schedule 3.3. The Company is authorized to write (a) the lines of insurance defined under Classes 2 and 3 of Section 4 of the Illinois Insurance Code except legal expense insurance and (b) insurance in the jurisdictions listed on Schedule
3.3 in the respective lines of insurance specified thereon as such insurance is defined in the insurance laws of the respective jurisdictions. Except as set forth in Schedule 3.3, the Company's Certificates of Authority to transact insurance in Illinois and the other Qualified Jurisdictions have not been limited, revoked or suspended, and are not the subject of a proceeding for limitation, suspension or revocation; the Company has received no written communication from any of the Qualified Jurisdictions threatening to limit, suspend or revoke any of its Certificates of Authority which remain unresolved; and the Company is not operating under a voluntary agreement with the insurance regulatory authorities of any jurisdiction in which it now holds a current Certificate of Authority which restricts its authority to do business authorized on such Certificate of Authority. Seller has furnished, or will furnish on or before the Closing Date, to Buyer true and complete copies of the articles of incorporation (certified by the Illinois Department of Insurance) and the by-laws of the Company (certified by the Secretary of the Company), as amended to the date of execution of this Agreement, and copies of the Certificates of Authority from the Qualified Jurisdictions, and within one week prior to Closing Seller shall furnish to Buyer current certificates of good standing of the Company from each of the Qualified Jurisdictions. The minute books of the Company accurately reflect all actions taken at all meetings and consents in lieu of meetings of the stockholders of the Company since December 31, 1988, and all actions referred to in such minutes taken at all meetings and consents in lieu of meetings of the board of directors of the Company and all committees thereof since December 31, 1988.

     3.4 Title to Shares. The authorized capital stock of the Company consists of 500,000 shares of common stock, $50.00 par value per share, of which 64,000 shares are issued and outstanding and which constitute the Shares. The Seller owns beneficially and of record, free and clear of any Lien, all of the Shares, and, upon delivery of the payment for such Shares as herein provided, the Buyer will have good title thereto, free and clear of any Lien except as arising out of or in connection with liabilities or claims against Buyer. The Shares are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person or any agreement, law or regulation by which the issuer of such Shares at the time of issuance was bound. There are no outstanding subscriptions, warrants, options, rights, calls, unsatisfied preemptive rights, or, except for this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or any other security of the Company. Other than this Agreement, there is no outstanding contract of the Seller, the Company or any other person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company. Seller has furnished to Buyer a copy of the stock ledger of the Company.

     3.5 Subsidiaries. Schedule 3.5 hereto sets forth a list of all of the Subsidiaries of the Company and the authorized capital stock, the number of shares of capital stock duly issued and outstanding, the number of shares of capital stock owned by the Company or any of its Subsidiaries and the jurisdiction of incorporation of each Subsidiary. The Company owns directly or indirectly all of the outstanding shares of capital stock of each of the Subsidiaries. The outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person or any agreement, law or regulation by which the issuer of such shares of capital stock at the time of issuance was bound. There are no outstanding subscriptions, warrants, options, rights, calls, unsatisfied preemptive rights, or other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock of any Subsidiary. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Each of the Subsidiaries is duly qualified, licensed or otherwise authorized to transact business as a foreign corporation and is in good standing in the states named on Schedule 3.5 (the "Subsidiary Qualified States"), which named states include the only states in which such qualification or authorization is required by law in order to carry on its business as now being conducted, except where the failure to have such qualification, authorization or standing would not have a Material Adverse Effect. No other jurisdiction has claimed, in writing or otherwise, to Seller's Knowledge, that any of the Subsidiaries is required to qualify or otherwise be licensed therein. None of the Subsidiaries owns or leases real property in any jurisdiction other than the jurisdictions set forth in Schedule 3.5. Except as set forth in Schedule 3.5, each of the Subsidiaries' licenses or other authorizations to transact business ("Licenses") in the jurisdiction of its incorporation and the other Subsidiary Qualified States has not been limited, revoked or suspended, and is not the subject of a proceeding for limitation, suspension or revocation; none of the Subsidiaries has received any written communication from any of the Subsidiary Qualified States threatening to limit, suspend or revoke any of its Licenses which remain unresolved; and none of the Subsidiaries is operating under a voluntary agreement with the insurance regulatory authorities of any state in which it now holds a current License which restricts its authority to do business authorized by such License. Seller has furnished, or will furnish on or prior to the Closing Date, to Buyer true and complete copies of the articles or certificates of incorporation (certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation), by-laws (certified by its Corporate Secretary) and other constitutive documents of each of the Subsidiaries, as amended to the date of execution of this Agreement, and copies of the Licenses from the Subsidiary Qualified States. The minute books of each Subsidiary accurately reflect all actions taken at all meetings and consents in lieu of meetings of the stockholders of such Subsidiary since December 31, 1988, and all actions referred to in such minutes taken at all meetings and consents in lieu of meetings of the board of directors of such Subsidiary and all committees thereof since December 31, 1988. Except as set forth on Schedule 3.5 and except for ownership or interest by reason of securities held in the investment portfolio of the Company and/or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has any direct or indirect ownership interest, by way of stock ownership or otherwise, in any corporation, association, joint venture or other business enterprise.

     3.6   No Conflict or Violation.  Except as set forth in
Schedule 3.6, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof will not
(i) violate any provision of the articles or certificate of incorporation, by-laws or other constitutive document of the Seller, the Company or any of its Subsidiaries; (ii) require any consent, approval or notice under, violate, conflict with or result in the breach of any of the terms of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise, or give rise to any right to termination, cancellation or acceleration) under, any contract to which the Seller, the Company or any of its Subsidiaries is a party or by or to which they or any of the Company's or any of its Subsidiaries' assets or properties may be bound or subject, the impact of which would have a Material Adverse Effect; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon the Seller, the Company or any of its Subsidiaries or upon the securities, assets or business of the Company or any of its Subsidiaries which violation would have a Material Adverse Effect;
(iv) result in the creation or imposition of any Lien upon the Seller, the Company or any of its Subsidiaries, or their respective assets, which would have a Material Adverse Effect; (v) result in the breach of any of the terms or conditions of, constitute a default under or otherwise cause any impairment of any Permit; or
(vi) violate any statute, law, rule or regulation of any jurisdiction as such statute, law, rule or regulation relates to the Company or to the securities, properties or business of the Company which violation would have a Material Adverse Effect.

     3.7   Financial Statements and Convention Statements.

     (a) Seller has furnished to Buyer copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries, as at December 31, 1990, 1991 and 1992, and the related consolidated statements of income, stockholder's equity and cash flows for the years then ended, and the notes thereto and copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as at March 31, June 30 and September 30, 1993, and the related consolidated statements of income, stockholders' equity and cash flows for the quarters then ended and the notes thereto ("Company Financial Statements"). The Company Financial Statements fairly present the financial condition of the Company and its Subsidiaries at the respective dates indicated and the results of operations of the Company and its Subsidiaries for the respective periods then ended, in accordance with generally accepted accounting principles, applied on a consistent basis with prior periods, except as otherwise noted therein. Except as and to the extent reflected, reserved against or disclosed in the Company Financial Statements, together with the schedules included therein and, except as disclosed in Schedule 3.7 hereto, neither the Company nor any of its Subsidiaries had at the respective dates of the Company Financial Statements any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) required to be stated in the Company Financial Statements in accordance with generally accepted accounting principles consistently applied with prior periods.

     (b) Seller has furnished to Buyer copies of the Annual Convention Statements of the Company for the years ended December 31, 1990, 1991 and 1992 and the Quarterly Convention Statements for the periods ended March 31, June 30 and September 30, 1993 of the Company, and such Annual Convention Statements and Quarterly Convention Statements, together with the schedules included in such Annual Convention Statements and Quarterly Convention Statements, fairly present the consolidated statutory financial condition of the Company and its Subsidiaries at the respective dates indicated, and the consolidated statutory results of operations of the Company and its Subsidiaries and other data contained therein for the respective periods then ended, and, except as disclosed in Schedule
3.7 hereto or as previously provided to Buyer by Seller in writing, were prepared in conformity with statutory accounting principles (which have been applied on a consistent basis with prior periods, except as expressly set forth therein or required by a rule or regulation of the Illinois Department of Insurance). Except as and to the extent reflected, reserved against or disclosed in the Annual Convention Statements and the Quarterly Convention Statements, together with the schedules included therein and, except as disclosed in Schedule 3.7 hereto, to the Seller's Knowledge, neither the Company nor any of its Subsidiaries had at the respective dates of the Annual Convention Statements and the Quarterly Convention Statements any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) required to be stated in the Annual Convention Statements and the Quarterly Convention Statements in accordance with statutory accounting principles consistently applied with prior periods.

     3.8 No Defaults. Except as set forth in Schedule 3.8 neither the Company nor any of its Subsidiaries is in default under or in violation of, and no event has occurred which with notice or lapse of time or both would constitute a default under or violation of, (i) any Permit, or (ii) its articles or certificate of incorporation, by-laws or other constitutive document or any mortgage, note, agreement, lease, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which they or any of their assets or properties are bound or any judgment, order, decree, ruling or injunction, which default or violation of any such document or instrument referred to in this clause (ii) would have a Material Adverse Effect.

     3.9   Environmental Matters.  Except as disclosed on Schedule
3.9,

     (a) The Company complies in all material respects with all applicable Environmental, Health or Safety Requirements of Law, including, without limitation, its use, maintenance and operation of the Properties, and all activities and conduct of business by it related thereto, including, without limitation, the treatment, remediation, removal, transport, storage and/or disposal of any Contaminant or, if the Company is not in compliance in all material respects with same, such noncompliance could not reasonably be expected to have a Material Adverse Effect.

     (b) The Company has obtained or has taken appropriate steps, as required by Environmental, Health or Safety Requirements of Law, to obtain all environmental, health and safety permits, consents, licenses and other authorizations (collectively, "Environmental Permits") necessary for its operations as contemplated hereby, all such Environmental Permits are in good standing, and the Company is currently in compliance with all terms and conditions of such Environmental Permits, or, if the Company has failed to obtain or take appropriate steps to obtain such Environmental Permits, such failure could not reasonably be expected to have a Material Adverse Effect or, if such Environmental Permits have been obtained and the Company has failed to maintain such Environmental Permits in good standing or failed to have complied with all terms and conditions of such Environmental Permits, such failure could not reasonably be expected to have a Material Adverse Effect. No material change in the facts or circumstances reported or assumed in the applications for or the granting of such Environmental Permits exists. There are not any proceedings threatened which would jeopardize the validity of any such Environmental Permits.

     (c) To the Seller's Knowledge, all of the third parties with which the Company has arranged, engaged or contracted to accept, treat, transport, store, dispose or remove any Contaminant, or which otherwise participate in activities or conduct related to the business of the Company and its Subsidiaries, were properly permitted at the relevant time to perform the foregoing activities or conduct.

     (d) The Company has not received notice of any investigation by any Governmental Authority with respect to, or any judicial or administrative proceeding, notice, order, judgment, decree or settlement alleging or addressing (i) violation of any Environmental, Health or Safety Requirements of Law; (ii) any Remedial Action; or (iii) any claims, liabilities or costs arising from the Release of any Contaminant into the environment, the outcome or effect of which could reasonably be expected to result in the Company incurring a Material Adverse Effect.

     (e) No Environmental Lien has attached to the Property and to Seller's Knowledge, no Environmental Lien has attached to the Leased Property.

     (f) Seller has not, nor to Seller's Knowledge has the Company or any prior owner or occupant of the Properties, received in writing any notice, claim or other communication concerning (i) any alleged violation of any Environmental, Health or Safety Requirements of Law by the Company or any Subsidiary at the Properties, whether or not corrected to the satisfaction of the appropriate authority, (ii) alleged liability of the Company or any Subsidiary for Environmental Damages, or (iii) any liability to any person as a result of the Release of a Contaminant into the environment, which Release could reasonably be expected to result in a Material Adverse Effect; and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or to the Knowledge of Seller, threatened, relating to the condition, ownership, use, maintenance or operation of the Properties by the Company, or from the suspected presence of Contaminants thereon or therefrom as a result of the actions or inaction of the Company or any Subsidiary or from alleged violation of any Environmental, Health or Safety Requirements of Law by the Company or any Subsidiary nor to Seller's Knowledge does there exist any basis for such lawsuit, claim, proceeding, citation, directive, summons or investigation being instituted or filed.

     (g) There has been no Release of any Contaminants into the environment in reportable quantities by the Company or any Subsidiary, which Release could reasonably be expected to have a Material Adverse Effect.

     (h) Neither the Property nor to Seller's Knowledge the Leased Properties are listed or proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites, and neither the Seller nor the Company is aware of any conditions on the Properties which, if known to a Governmental Authority, would qualify the Properties for inclusion on any such list.

     (i) The Company does not have any contingent liability in connection with any Release of any Contaminant into the environment, which liability could reasonably be expected to have a Material Adverse Effect.

     (j) The Company has not disposed (as such term is defined in the Federal Resource Conservation and Recovery Act) of any
Contaminant at the Properties or the Mortgaged Properties.

     (k) The Company has not transported or arranged for the transport of any Contaminant to any site, other than amounts and types of Contaminants normally expected to be present in ordinary office trash or household waste, and to Seller's Knowledge such waste has not been transported to any facility or site for the purpose of disposal which (i) is included on the NPL or CERCLIS,
(ii) is or was, at the time of disposal, subject to a Remedial Action requirement (other than routine, anticipated, closure-related corrective action obligations affecting closed solid waste management units at such facility) issued under the Federal Resource Conservation and Recovery Act or any state or local solid or hazardous waste regulatory law, or (iii) at the time of the disposal had received a notice of violation or was otherwise subject to a governmental enforcement action with respect to alleged violations of any Environmental, Health or Safety Requirements of Law.

     (l) Neither the Company nor, to the Seller's Knowledge, any owner, tenant, occupant or user of the Properties nor any other person, has engaged in or permitted any operations or activities upon, or any use or occupancy of any of the Properties or any portion thereof, for the purpose of or in any way involving the manufacture, treatment, remediation, removal, generation, release, discharge, refining or dumping of any Contaminant (whether legal or illegal, accidental or intentional) or the illegal or improper handling, storage, use or disposal of any Contaminant on, under, in or about the Properties, nor has the Company, nor, to the Seller's Knowledge, any previous owner, tenant, occupant or user of the Properties nor any other person, caused to be presented constructed, deposited, released, stored, disposed, leaching or otherwise located on, under, in or about the Properties any Contaminant nor, to the Seller's Knowledge, has any Contaminant migrated from the Properties upon or beneath other properties, nor, to the Seller's Knowledge, has any Contaminant migrated or threatened to migrate from other properties upon, about or beneath the Properties.

     (m) There is not constructed, placed, deposited, stored, disposed nor located on any Property nor to the Seller's Knowledge on any Leased Properties any asbestos in any form which has become friable.

     (n) No underground improvements, including but not limited to treatment or storage tanks, sumps, or water, gas or oil wells are or have ever been located on any Property nor to Seller's Knowledge on any of the Leased Properties which could reasonably be expected to result in a Material Adverse Effect. Neither the improvements nor any associated piping have leaked, and all such improvements and piping are in substantial conformity with all Environmental, Health or Safety Requirements of Law.

     (o) There is not constructed, placed, deposited, released, stored, disposed, leaching nor located on any Property nor to Seller's Knowledge on any of the Leased Properties any polychlorinated biphenyls ("PCBs") nor transformers, capacitors, ballasts, or other equipment which contains dielectric fluid containing PCBs which could reasonably be expected to result in a Material Adverse Effect.

     (p) There is not constructed, placed, deposited, released, stored, disposed, leaching nor located on any Property nor to Seller's Knowledge on any of the Leased Properties any insulation material containing urea formaldehyde which could reasonably be expected to result in a Material Adverse Effect.

     (q) With respect to Mortgaged Properties: (i) the Mortgaged Properties are not in default; (ii) neither Seller nor the Company are in possession of the Mortgaged Properties; and (iii) neither the Sellers nor the Company have ever operated the Mortgaged Properties nor have they exercised control over the day to day operations of the Mortgaged Properties.

     3.10 Litigation. Except as disclosed in Schedule 3.10, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company or any of its Subsidiaries, or against or involving any of the directors, officers or employees of the Company or any of its Subsidiaries, which could have a Material Adverse Effect or could materially adversely affect the validity or enforceability of this Agreement, consummation by Seller of the transactions contemplated hereby or compliance with the terms hereof by Seller or which would prevent the use by the Buyer of assets material to the Company and the Subsidiaries, taken as a whole, in each case in accordance with past practices. Except for claims litigation against the Company or any of its Subsidiaries arising in the ordinary course of business and except as disclosed in Schedule 3.10, there are no actions, suits or claims, or legal, administrative or arbitration proceedings or investigations pending or, to the Seller's Knowledge, threatened against: (a) the Company or any of its Subsidiaries, (b) the Seller, with respect to the Company or any of its Subsidiaries, or (c) the directors, officers or employees of the Company, any of its Subsidiaries or, with respect to the Company or any of its Subsidiaries, the Seller, in each case at law or in equity in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or any other instrumentality, which, individually or in the aggregate, would have, if adversely determined, a Material Adverse Effect or would materially adversely affect the validity or enforceability of this Agreement, consummation by Seller of the transactions contemplated hereby or compliance with the terms hereof by Seller or which would have a Material Adverse Effect on the Permits, business, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole.

     3.11 Employee Benefit Plans. Schedule 3.11 contains a list of all employee benefit plans sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is required to contribute with respect to its employees or former employees or their dependents. Plans listed on Schedule 3.11 and referred to in this Agreement shall include any "employee benefit plan" (described in section 3(3) of ERISA) as well as any other formal or informal plan, arrangement or contract involving direct or indirect compensation, maintained or formerly maintained by the Company or any of its Subsidiaries, or with respect to which any employees or former employees of the Company or any of its Subsidiaries are participants, and to which the Company or any of its Subsidiaries has any liability or under which the Company or any of its Subsidiaries has any present or future obligations or liability on behalf of their respective employees or former employees or their dependents or beneficiaries, including but not limited to, each retirement, pension, profit-sharing, thrift, savings, target benefit, employee stock ownership, cash or deferred, multiple employer, multiemployer or other similar plan or program, each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom stock" or stock appreciation right plan, each other program providing payment or reimbursement for or of medical, dental or visual care, psychiatric counselling, or vacation, sick, disability or severance pay (including "basic severance pay") and each other "fringe benefit" plan or welfare plan arrangement. Schedule 3.11 indicates each Plan which is intended to be qualified under section 401(a) of the Code. Schedule 3.11 also contains a list of all former employees of the Company and its Subsidiaries who are as of the date of this Agreement receiving or entitled to receive retiree medical benefits, retiree life insurance benefits, or group accident insurance benefits. Except as set forth in Schedule 3.11:

     (a) Except pursuant to the Plans, there are no present or former employees of the Company or any of its Subsidiaries (or dependents or beneficiaries of present or former employees of the Company or any of its Subsidiaries) to which the Company has any present or future obligations or liabilities pursuant to (i) pensions or other benefits to be paid after termination of employment, including termination on account of disability (except as required under section 601 of ERISA) or (ii) deferred compensation payments.

     (b) There are no employees or former employees of the Company and its Subsidiaries (or their dependents or beneficiaries) receiving or entitled to receive pension benefits from any Plan other than the Retirement Plan or FKI Supplemental Retirement Plan.

     (c) Seller has delivered or made available to Buyer copies of the following documents, as they may have been amended to the date hereof, embodying or relating to the Plans: (i) all written Plan documents for each of the Plans listed in Schedule 3.11, including all amendments thereto, and any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements; (ii) the most recent determination letter, if any, received from the Internal Revenue Service, with respect to the qualification of a Qualified Plan (or terminated
Plan) under section 401(a) of the Code and section 501(c)(9) of the Code with respect to the tax status of the Kemper VEBA; (iii) actuarial valuations for each Plan, if applicable, for the most recent plan year for which such valuations are available; (iv) the current summary plan description, if any, for each Plan; and (v) the most recently filed annual return/report on Form 5500, 5500-C or 5500-R, if any, for each of the Plans.

     (d)   As of the date of this Agreement:

        (i) The written terms of each of the Plans and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance and are being operated in compliance in all material respects with the requirements prescribed by all applicable statutes, orders, or governmental rules and regulations, including without limitation with ERISA and the Code. Each Plan is in substantial compliance and is being operated in compliance in all material respects with the requirements prescribed by all applicable statutes, orders or governmental rules or regulations, including without limitation, ERISA and the Code. Each Plan which is intended to be a qualified plan under section 401(a) of the Code (or section 501(c)(9) of the Code) is qualified, by its terms, and in operation, and has received a favorable determination from the Internal Revenue Service as to its qualification and nothing has occurred that could adversely affect the qualified status of any Plan;

       (ii) Contributions due and payable from the Company with respect to the Retirement Plan and the Profit Sharing Plan for all calendar (plan) years through December 31, 1992 are reflected on the consolidated financial statements of the Company and its Subsidiaries. All payments of outstanding contributions, due on or prior to the date of the Agreement, including minimum contributions, premiums, including premiums (and interest charges for late payment) owed to the PBGC, if any, and funding obligations imposed by the terms of any Plan or by any law or government agency shall have been made with respect to each Plan;

      (iii) All contributions to each Qualified Plan are and have been in the year to which they relate fully deductible pursuant to section 404 of the Code and are not subject to excise tax under section 4972 of the Code and no excess contributions have been made to the Kemper VEBA that exceed the limitations under sections 419 and 419A of the Code;

       (iv) Neither the Company nor any Subsidiary has, nor has any other "disqualified person" or "party in interest," as defined in section 4975 of the Code and section 3(14) of ERISA, respectively, nor has any party required to be indemnified by the Company engaged in a "prohibited transaction", as such term is defined in section 4975 of the Code and sections 406 or 407 of ERISA, with respect to any Plan subject to ERISA which could subject the Company or any Subsidiary to a tax or penalty on prohibited transactions imposed by either section 502 of ERISA or section 4975 of the Code;

        (v) Neither the Company nor any Subsidiary has, nor has any administrator, any fiduciary of any Plan (or any agent of any of the foregoing) nor any party required to be indemnified by the Company, engaged in any transaction or failed to act in a manner which could subject the Company or any Subsidiary to any material liability for a breach of fiduciary duty under ERISA or any other applicable law;

       (vi) The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not (i) involve any prohibited transaction within the meaning of section 406 of ERISA or section 4975 of the Code, or (ii) accelerate the payment of any benefits under any Plan;

      (vii) Other than qualified domestic relations orders as defined in section 414(p) of the Code, qualified medical child support orders as defined in section 609(a)(2)(A) of ERISA, or claims for benefits in the ordinary course, there are no actions, suits, arbitrations, disputes, legal, administrative or other proceedings or governmental investigations pending against any of the Plans, the assets of any of the Plans, or any Person who is a fiduciary with respect to any Plan;

     (viii) (A) No Plan subject to Title IV of ERISA maintained by the Company or any Subsidiary has been terminated; and (B) no proceeding has been initiated by the PBGC to terminate any Plan;

                      plan," as defined in section 3(2) of ERISA,
               has incurred an "accumulated funding
               deficiency," within the meaning of section 302 of ERISA, or section 412 of the Code nor has the Company at any time requested a minimum funding waiver within the meaning of section 412(d) of the Code;

        (x) No "reportable event" (within the meaning of section 4043(b)(1)-(9) of ERISA) with respect to which a notice must be filed has occurred with respect to any Plan subject to Title IV of ERISA;

       (xi) Neither the Company nor any ERISA Affiliate has at any time maintained, contributed to or had an obligation to contribute to any plan under which more than one employer makes contributions (within the meaning of section 4064(a) of ERISA) or any "multiemployer plan" (within the meaning of section 3(37)(A) or (D) of ERISA, as amended by the Multiemployer Pension Plan Amendments Act of 1980);

      (xii) To Seller's Knowledge, there have been no representations made by Seller or the Company to employees or former employees of the Company and its Subsidiaries other than those contained in the Plan documents themselves, summaries of the Plans, and the announcements listed in Schedule 3.11 that would affect the ability of the Company to amend or terminate the Plans.

     (xiii) The Company and each member of its business enterprise has complied with the Worker
               Adjustment and Retraining Notification Act;

      (xiv) No amendment has been adopted to any Plan since January 1, 1992 which would increase benefits. No other event has occurred since such date that would significantly increase the cost of such Plans;

       (xv) There are no employees or former employees of the Company who have in effect any employment agreement with the Company, nor are any employees covered by any collective bargaining agreement. There are no representation questions, arbitration proceedings, labor slowdowns or other labor disputes pending or, to the Seller's Knowledge, threatened with respect to employees of the Company; and

      (xvi) The Company has no liability, and does not have any reason to expect to incur any liability, with respect to any defined benefit plan maintained by an ERISA Affiliate other than the Company.

     3.12 Title to Property. Except as set forth in Schedule 3.12 or the Annual Convention Statement of the Company for the year ended December 31, 1992, the Company or a Subsidiary, as the case may be, has good and marketable title to all personal and real property reflected as owned by them in the Annual Convention Statement of the Company for the year ended December 31, 1992 or acquired since that date (except properties disposed of in the ordinary course of business subsequent to said date), in each case free of all Liens and charges of any nature whatsoever.

     3.13 Brokers. Neither Seller nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary or financial adviser for or on account of the transactions contemplated by this Agreement, other than the fees of Smith Barney Shearson Inc. for which Seller is solely responsible.

     3.14 Consents and Approvals. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby do not require any consent, approval, authorization or action of, or any filing with or any notice to, any corporation, person or firm or any public, governmental or judicial authority except (a) as set forth in
Schedule 3.14, and (b) those which, if not obtained, would not have either a Material Adverse Effect, a material adverse effect on the transactions contemplated hereby, or a Material Adverse Effect on the Permits, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

     3.15  Compliance with Laws.  Except as set forth in
Schedule 3.15, to the Seller's Knowledge, neither the Company nor any of its Subsidiaries is in violation of any applicable order, judgment, injunction, award or decree or of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to its business, the violation of which would have a Material Adverse Effect and neither the Company nor any Subsidiary has received written notice that any such violation is being alleged.

     3.16  Insurance Business.

     (a) Except as disclosed in Schedule 3.16 and except with respect to terms specifically negotiated with policyholders, all policies of insurance issued by the Company as now in force are, to the extent required under applicable law, on forms which have been approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed and/or approved or are otherwise in compliance with existing law and premium rates established by the Company conform thereto.

     (b) Seller has furnished to Buyer a list of all written contracts between the Company or any of its Subsidiaries and its agents, managing general agents or brokers ("Agency Agreements"). Attached to Schedule 3.16 is a copy of the Company's and each of its Subsidiaries' standard agency agreement, including copies of all schedules and exhibits customarily attached thereto and made a part of such Agency Agreements. Each of the Agency Agreements is valid, binding and in full force and effect in accordance with its terms, assuming no default by any such agent, manager or broker under any such contract or agreement and except for such contracts the failure of which to be valid, binding and in full force and effect would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in any material respect with respect to any such contract or other agreement (described in the preceding sentence including the exception) and no such contract or other agreement contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable solely by reason of such transactions.

     3.17 Regulatory Filings. Seller will make, or has made, available for inspection by the Buyer all material registrations, filings or submissions made with respect to the Company and each of its Subsidiaries with any governmental or regulatory body and each and every Annual Convention Statement and Quarterly Convention Statement filed with or submitted to any state governmental or insurance regulatory body and any reports of examinations issued by any such state governmental or insurance regulatory body since December 31, 1990. Each of the Company and its Subsidiaries has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any governmental or regulatory body, except where failure to so file would not have a Material Adverse Effect and except (i) those with respect to which the imposition, levy or collection of all fines, penalties, assessments, Taxes, forfeitures, money judgments or sanctions of any type are barred by the applicable statute of limitations, and
(ii) as otherwise agreed to in writing by the applicable governmental or regulatory body. Except as indicated on Schedule 3.17, (x) all such registrations, filings and submissions were in material compliance with applicable law when filed, and (y) no material deficiencies have been asserted by any such governmental or regulatory agency with respect to such registrations, filings or submissions that have not been remedied or otherwise satisfied.

     3.18 Powers of Attorney, Guarantees. Schedule 3.18 lists all powers of attorney currently in effect that the Company or any of its Subsidiaries has granted and the Company or any of its Subsidiaries has received. Except as set forth in Schedule 3.18, neither the Company nor any Subsidiary has any obligation to act under any outstanding power of attorney or any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity (other than for purposes of collection in the ordinary course of its business and other than with respect to reinsurance assumed in the ordinary course of its business.)

     3.19 Permits. Except as set forth in Schedule 3.19, the Company and each of its Subsidiaries has obtained all Permits that are necessary for the ownership and conduct of the business of the Company and each of its Subsidiaries as presently conducted; such Permits are in full force and effect and are sufficient for the ownership and conduct of such business; no violations are or have been recorded by the entity that issued the Permit in respect of any such Permit; and no proceeding is pending or, to the Seller's Knowledge, threatened, to suspend, revoke or limit any such Permit.

     3.20  Contracts.

     (a) Schedule 3.20 sets forth as of the date of this Agreement all material written contracts (excluding insurance policies and reinsurance and coinsurance treaties and agreements, contracts relating to investments, contracts for the sale of any asset in the ordinary course of business and contracts referred to in Sections 3.13, 3.16(b) and 3.24) to which the Company or any of its Subsidiaries is a party or by or to which they or their assets or properties are bound or subject including the following:

        (i) other than insurance commission arrangements as set forth in the attachments to Schedule
               3.16 and pursuant to Plans described on
               Schedule 3.11, contracts and other agreements with any current or former officer, director, employee, consultant, agent or other representative having more than six (6) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum, or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of the Company or any Subsidiary or to any other entity in which any such person has an interest;

                      union or association representing any
               employee;

      (iii) contracts and other agreements for the purchase, lease or sale of equipment or services for a price in excess of $100,000 in any one case (or in the aggregate, in the case of any related series of contracts, or other agreements) that contain an escalation, renegotiation or redetermination clause or that can be canceled without liability, premium or penalty only on ninety (90) days' or more notice;

       (iv) contracts and other agreements for the sale of any of its assets or properties or for the acquisition of any operating business of, or the disposition of any operating business by, any other person, other than in the ordinary course of business and for a sale price exceeding $100,000 in any one case (or in the aggregate, in the case of any related series of contracts or other agreements) or for the grant to any person of any preferential rights to purchase any of its assets or properties, in each case other than contracts or other agreements relating to investments;

        (v) contracts and other agreements for the purchase or lease of real property calling for an aggregate purchase price or payments in any one year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements), other than contracts or other agreements relating to investments;

       (vi) except as contemplated by this Agreement, executory contracts relating to the disposition or acquisition of any investment or of any interest in any person if such investment or interest has a book value of, or the disposition or acquisition price of such investment or interest is $100,000 or more;

      (vii)    joint venture agreements;

     (viii) contracts or other agreements, other than in the ordinary course of business or in amounts not in excess of $100,000, under which any of the Company or its Subsidiaries agrees to indemnify any party or to share Tax liability of any party;

       (ix) contracts and other agreements containing covenants of the Company or any Subsidiary not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company or any Subsidiary in any line of business or in any geographical area;

        (x) except for ordinary premium financing and agents' credits, contracts and other agreements relating to the making of any loan by the Company or any Subsidiary in excess of $100,000 in any one case;

       (xi) contracts and other agreements relating to the borrowing of money in excess of $100,000 by the Company or any Subsidiary, or the direct or indirect guaranty (by means of the extension of a letter of credit or otherwise) by the Company or any Subsidiary of any obligation for, or an agreement by the Company or any Subsidiary to service the repayment of any borrowing in excess of $100,000 or any other contingent obligations in respect of indebtedness in excess of $100,000 of any other person or governmental or regulatory agency, including without limitation, (a) any such agreement or arrangement relating to the maintenance of compensating balances, (b) any such agreement or arrangement with respect to lines of credit, (c) any such agreement to advance or supply funds to any other person other than in the ordinary course of business,
               (d) any such agreement to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered, (e) any such agreement relating to obligations to keep well, make whole or maintain working capital or earnings or any similar agreement, and (f) any such agreement containing a guaranty with respect to any lease or other agreement containing similar periodic payments to be made by any such person; and

      (xii) Affiliate Agreements and agreements between the Company or any Subsidiary on the one hand and Lumbermens or any of its Affiliates on the other hand.

     (b) There have been delivered or made available to the Buyer true and complete copies of all of the contracts and other agreements set forth on Schedule 3.20 or on any other Schedule. To the extent that such contracts and agreements are individually or in the aggregate material to the business, properties, assets, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, and assuming that no party thereto other than the Company or a Subsidiary is in default thereunder, each such contract and other agreement is valid, in full force and effect and binding upon the Company or its Subsidiaries as the case may be in accordance with its terms, and neither the Company nor any Subsidiary, as the case may be, is in default in any material respect under any of them.

     For purposes of this Section 3.20, a contract is material if the Company's or any of its Subsidiaries' liability thereunder for any calendar year is one hundred thousand dollars ($100,000) or more.

     3.21  No Material Adverse Change.  Except as set forth in
Schedule 3.21 or otherwise disclosed in any other Schedule hereto, since December 31, 1992, there has been no material adverse change in the properties, business or operations of the Company or any of its Subsidiaries, except as is or will be reflected in any of the Quarterly Convention Statements which have been or will be provided to Buyer pursuant to Section 5.5 herein or which is the result of events, conditions or circumstances beyond the control of the Company or any of its Subsidiaries.

     3.22 Reinsurance and Coinsurance. Schedule 3.22 sets forth a list of all reinsurance treaties or agreements to which the Company or any of its Subsidiaries is a party or is a named reinsured. Except as indicated on Schedule 3.22, all such treaties or agreements as set forth in such Schedule are in full force and effect. None of the Company, any of its Subsidiaries, or, to the Seller's Knowledge, any other party to any agreement listed in
Schedule 3.22 is in default thereunder in any material respect except as indicated on Schedule 3.22 and all such treaties or agreements as set forth in such Schedule are in full force and effect; no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement.

     3.23 Insurance. Schedule 3.23 sets forth a list and brief description (specifying the insurer and the policy number or covering note number with respect to binders, describing each pending claim thereunder of more than $50,000 (or in the case of policies of workers' compensation, more than $100,000) and identifying the aggregate amounts paid out under each policy since January 1, 1989 through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, product liability, workers' compensation, vehicular and other insurance covering the Company or any of its Subsidiaries, other than (a) reinsurance treaties and agreements listed on Schedule 3.22 and (b) policies in respect of which the Company or any of its Subsidiaries is an insured mortgagee or lessor. Such policies and binders are, to the Seller's Knowledge, valid and enforceable in accordance with their respective terms and are in full force and effect, and insure against risks and liabilities to the extent and in the manner deemed appropriate and sufficient by the Company and each Subsidiary.

     3.24  Operations of the Company.  Except as set forth in
Schedule 3.24, since December 31, 1992, neither the Company nor any of its Subsidiaries has:

     (a)   amended its articles or certificate of
           incorporation, by-laws or other constitutive documents or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock; or issued, or committed itself to issue, any shares of capital stock or obligations or securities convertible into or exchangeable for shares of capital stock, except for issuances or commitments by any Subsidiary to issue any such securities to the Company or any wholly owned Subsidiary;

     (b) except for this Agreement, issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock or any of its bonds, notes, debentures or other evidences of indebtedness;

     (c) except in the ordinary course of business, incurred any indebtedness for borrowed money or incurred or assumed any other liability (other than liabilities to policyholders under policies of insurance issued by the Company or any of its Subsidiaries and for reinsurance or coinsurance treaties and agreements of the type described on
           Schedule 3.22), in excess of one hundred thousand dollars ($100,000) in each case;

     (d) except as otherwise provided in this Agreement, declared or paid any dividends or declared or made any other distributions of any kind to its shareholders or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

     (e) except as required by law or statutory accounting principles or as otherwise disclosed to Buyer, made any change in its accounting methods or practices including, without limitation, any change with respect to establishment of reserves for unearned premiums, losses (including incurred but not reported losses) and loss adjustment expenses or made any change in depreciation or amortization policies or rates adopted by it;

     (f) entered into any lease (as lessor or lessee) under which the Company or any of its Subsidiaries would be obligated to make or would receive payments in any one year of one hundred thousand dollars ($100,000) or more; sold, abandoned or made any other disposition of any of its assets or properties having a fair market value of one hundred thousand dollars ($100,000) or more, excluding investment assets; granted or suffered any material Lien on any of its assets other than Liens excepted in Section 3.12; entered into or amended any contract to which it is a party, or by or to which it or its assets or properties are bound or subject which if existing on the date hereof would need to be disclosed on
           Schedule 3.20;

     (g) made any acquisition of all or a substantial part of the assets, properties, securities or business of any other person;

     (h) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract relating to the assets, liabilities, business, operations, financial condition or results of operations of the Company or any of its Subsidiaries, except where such termination or failure to renew would not have a Material Adverse Effect;

     (i) sold, assigned or transferred any of the assets (including any portion of the investment portfolio) of the Company or any Subsidiary, which is material, individually or in the aggregate (other than sales, assignments or transfers of assets to parties other than Lumbermens, or Affiliates of Lumbermens or of the Company, in the ordinary course of business and consistent with past practice or as permitted under Section 5.8 hereof);

     (j) entered into or amended any agreement with any labor union or association representing any employee, or except for Plans referred to on
           Schedule 3.11, made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or commitment or agreement to make or pay the same, other than to persons who are not its officers, directors or shareholders made in the ordinary course of business;

     (k) made any loan or advance to its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives (other than advances made in the ordinary course of business), or made any other loan or advance, otherwise than in the ordinary course of business;

     (l) paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business; or

     (m) conducted its business in any manner other than the ordinary course except as contemplated in this Agreement, including the Schedules hereto.

     3.25 State Security Deposits. Schedule 3.25 sets forth a true, correct and complete list of all securities deposited with state insurance departments and other regulatory authorities, which
Schedule is completed in accordance with the instructions relative to the Schedule of Deposits appearing in the Company's December 31, 1992 Annual Convention Statement.

     3.26 Loss Reserves. Except as set forth in Schedule 3.26, the Loss Reserves set forth in the December 31, 1992 Annual Convention Statement and the March 31, June 30, and September 30, 1993 Quarterly Convention Statements and in any subsequent Quarterly Convention Statements provided to the Buyer after the date hereof and prior to the Closing Date were or will be determined in accordance with generally accepted actuarial standards and principles applied by the Company on a basis consistent with prior periods. Except as disclosed in Schedule 3.26, the Loss Reserves set forth in the Company's September 30, 1993 Quarterly Convention Statement, (the "Closing Loss Reserves"), make or will, in accordance with generally accepted actuarial standards, make good and sufficient provision for the settlement of the total amount of all liabilities and obligations incurred by the Company through September 30, 1993 under all insurance and reinsurance contracts pursuant to which the Company has any liability or obligation.

     3.27 Real Estate. Schedule 3.27 sets forth a list and summary description of (a) all real property owned by the Company and the Subsidiaries and all buildings located on such real property, other than real property acquired through salvage or subrogation; and (b)(i) all material leases, subleases or other agreements under which the Company or any Subsidiary is lessor of any real property; (ii) all material options held by the Company or any Subsidiary or material contractual obligations on their part to purchase or acquire any interest in real property; and (iii) all material options granted by the Company or any Subsidiary or material contractual obligations on their part to sell or dispose of any interest in real property. The Company or a Subsidiary (as indicated on Schedule 3.27) is the owner of record or beneficial owner, or lessor under the leases or holder of the options (except those set forth in response to item (b) (iii)), as the case may be, of each of the items set forth in Schedule 3.27. Except as set forth on Schedule 3.27, to Seller's Knowledge, neither the Company nor any Subsidiary is in default under such leases, subleases and other agreements and neither the Company nor any Subsidiary has received any notice of any default thereunder, and each of the options set forth on Schedule 3.27 is in full force and effect.

     3.28 Intangible Property and Computer Software. The Company and each Subsidiary owns (or owned), has (or had) registered or has (or had) valid rights to use such trademarks, trade names, copyrights and computer software as are (or were) necessary for the conduct of their respective businesses as now being (or as previously) conducted. To the Knowledge of the Seller, neither the Seller, the Company nor any Subsidiary has received notice, and neither the Seller, the Company nor any Subsidiary has reason to believe, that the Company or any Subsidiary does (or did) not own, have registered or have valid rights to use any such computer software, trademark, trade name registration, copyright or any application pending therefor as are (or were) necessary for the conduct of their respective businesses as now being (or as previously) conducted.

     3.29 Liens. Except as set forth in Schedule 3.29, each of the Company and its Subsidiaries owns outright and has good title to all of its material assets and properties, including, without limitation, all of the assets and properties reflected in the Company's 1992 Annual Convention Statement, and all assets and properties acquired after December 31, 1992, which would be listed in the Company's Annual Convention Statement if an Annual Convention Statement were prepared as of the date of this Agreement, in each case free and clear of any Lien except as otherwise reflected therein and except for (i) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since December 31, 1992, or pursuant to contracts and other agreements listed on Schedule 3.20 or Liens listed on Schedule 3.27; (ii) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable or which are being contested in good faith;
(iii) Liens of a character that do not substantially impair the assets or properties of the Company or any Subsidiary or detract materially from their respective businesses which impairment or detraction would have a Material Adverse Effect; (iv) leases to third parties of real property beneficially owned by the Company or any Subsidiary; (v) assets disposed of in accordance with this Agreement; or (vi) assets on deposit with States as disclosed on
Schedule 3.25.

     3.30 Employee Relations. Schedule 3.30 describes the status of all union organizing efforts which, to the Seller's Knowledge, have been conducted within the last five years or are now being conducted. Neither the Company nor any Subsidiary has at any time during the last five years had, nor is there now threatened, a strike, picket, work stoppage, work slowdown, or other similar labor unrest involving a group or groups of employees.

     3.31 Officers, Directors and Key Employees. Schedule 3.31 sets forth (i) the name and total compensation of each officer and director of the Company and each Subsidiary (except that for those directors and officers who are also officers of the Seller information regarding compensation is not provided) and of each other employee of the Company and each Subsidiary whose total compensation exceeds $50,000.00 per year; (ii) all bonuses received by such persons since December 31, 1992, and any accrual for such bonuses; and (iii) all commitments or agreements by the Company and each Subsidiary to increase the compensation or to modify the conditions or terms of employment of any of their respective officers or directors, or employees whose total compensation exceeds $50,000 per year.

     3.32 Accounting Practices. Except as set forth on Schedule 3.32, since December 31, 1992, in the preparation of the Company Financial Statements and the Annual and Quarterly Convention Statements, the Company has not made any change in its accounting methods, practices or policies, including, without limitation, any change with respect to establishment of reserves for unearned premiums, losses (including incurred but not reported losses) and loss adjustment expenses, or made any change in depreciation or amortization policies or rates adopted by it, except as required by law, generally accepted accounting principles or statutory accounting principles.

     3.33 Agents. Except as set forth on Schedules 3.10 or 3.33 hereto, or as separately set forth in writing by the Seller to the Buyer, the Company has not received any notification in writing by its agents threatening litigation or termination of their agency agreements with the Company or its Subsidiaries. No insurance agent or group of related agents accounted for more than two percent of the gross premium income of the Company and the Subsidiaries combined for the year ended December 31, 1992.

     3.34 Liabilities Other than Loss Reserves. Except as set forth on Schedule 3.34, as of December 31, 1992, neither the Company nor any Subsidiary had any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, of any kind other than Loss Reserves ("Non-Loss Reserve Liabilities") required by statutory accounting principles to be reflected or reserved against in a financial statement, which would have a Material Adverse Effect that was not fully and adequately reflected or reserved against on the Company's 1992 Annual Convention Statement. The Seller makes no representation or warranty as to the adequacy of reinsurance recoverables except that they have been prepared in accordance with statutory accounting principles consistently applied with prior periods (except as expressly set forth therein or required by a rule or regulation of the Illinois Department of Insurance) and that they have not been intentionally understated or overstated by the Company.

     Program. The Securities Lending Program Agency Agreement between the Company and Continental Bank N.A. has been terminated and no loans of securities held in the Company's accounts are outstanding pursuant to such securities lending program.

     3.36 No Material Misrepresentations. To the Knowledge of the Seller, no warranty or representation of the Seller on its own behalf or with respect to the Company or any Subsidiary contained in this Agreement, or documents furnished to Associated or the Buyer by or for the account of Seller pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement contained in such warranty, representation, or documents in light of the circumstances under which it was made, not misleading.


                           ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that, as of the date hereof:

     4.1 Organization, Standing and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, to purchase, own and hold the Shares and to consummate the transactions contemplated hereby by Buyer.

     4.2 Execution and Delivery. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by other equitable principles of general application.

     4.3 No Conflict or Violation. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof will not (i) violate any provision of the certificate of incorporation, by-laws or other constitutive document of the Buyer;
(ii) violate, conflict with or result in the breach of any of the terms of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which the Buyer is a party or by or to which Buyer or any of Buyer's assets or properties may be bound or subject, the impact of which would have a Material Adverse Effect; or (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon the Buyer, which violation would have a Material Adverse Effect.

     4.4 No Defaults. Neither Buyer nor any subsidiary of Buyer is in default under or in violation of, and no event has occurred which with notice or lapse of time or both would constitute a default under or violation of, its certificate of incorporation, by-laws or other constitutive document, or any mortgage, note, agreement, lease, license or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which they or any of their assets or properties are bound, or any judgment, order, decree, ruling, injunction, franchise, license or permit, which default or violation could have a material adverse effect on the consummation of the transactions contemplated hereby.

     4.5 Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Buyer, or against or involving any of the directors, officers or employees of the Buyer, which could materially adversely affect the validity or enforceability of this Agreement, consummation by Buyer of the transactions contemplated hereby or compliance with the terms hereof by Buyer. There are no actions, suits or proceedings pending or, to the Buyer's knowledge, threatened against, Buyer or any of its subsidiaries, at law or in equity in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which, if adversely determined, would materially adversely affect the validity or enforceability of this Agreement, consummation by Buyer of the transactions contemplated hereby or compliance with the terms hereof by Buyer.

     4.6 Investment Purpose. The Shares to be acquired by Buyer under the terms of this Agreement are being acquired for its own account for the purpose of investment only and not with a view to the public resale or public distribution of all or any part of the Shares.

     4.7 Brokers. Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary or financial adviser for or on account of the transactions contemplated by this Agreement.

     4.8 Annual and Quarterly Convention Statements. Buyer has received from Seller copies of the Quarterly Convention Statements for March 31, June 30, and September 30, 1993 and the Annual Convention Statements of the Company for the years ended December 31, 1990, 1991 and 1992.

     4.9 Disclosure. Buyer is a sophisticated investor and has had full opportunity to make such investigation of the Company and each of its Subsidiaries as it has deemed necessary or advisable to make an informed decision regarding the transactions contemplated hereby. The only representations and warranties that the Seller, or any party acting as agent or otherwise on behalf of the Seller, has made with respect to the Company or any of its Subsidiaries, or their assets or otherwise in connection with the transactions herein contemplated are those contained in this Agreement, the Exhibits or Schedules hereto and the other writings specifically referred to herein as delivered pursuant hereto. Except for the representations and warranties of the Seller contained in this Agreement, neither the Seller nor any agent or other party acting on behalf of the Seller has made any representation or warranty to the Buyer with respect to the financial condition of the Company and its Subsidiaries or their prospects or the markets in which they operate and neither the Seller nor any person acting on its behalf has made any representation or warranty regarding the future profitability of the Company or any of its Subsidiaries. To the knowledge of the representatives of Buyer listed in Schedule 4.9 involved in review of the transactions contemplated herein, Buyer is not aware of any facts or circumstances indicating that the Seller is or may be in breach of any representation, warranty, covenant or agreement contained in this Agreement.

     4.10 Consents and Approvals. The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby do not require any consent, approval or action of, or any filing with or any notice to, any corporation, person or firm or any public, governmental or judicial authority except (a) as set forth in Schedule 3.14; and (b) those which, if not obtained, would not have either a Material Adverse Effect, or a material adverse effect on the transactions contemplated hereby.

     4.11 Financing. Buyer will have the funds immediately available to it required to pay the Purchase Price referred to in
Section 2.2 and to consummate the transactions contemplated hereby.


                          ARTICLE IV-A

          REPRESENTATIONS AND WARRANTIES OF ASSOCIATED

     Associated represents and warrants to Seller as follows:

     4A.1 Organization, Standing and Authority of Associated. Associated is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby by Associated.

     4A.2 Execution and Delivery by Associated. The execution, delivery and performance of this Agreement by Associated and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Associated. This Agreement has been duly executed and delivered by Associated and constitutes the valid and binding obligation of Associated, enforceable against Associated in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by other equitable principles of general application.

     4A.3 No Conflict or Violation. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof will not (i) violate any provision of the certificate of incorporation, by-laws or other constitutive document of Associated; or (ii) violate, conflict with or result in the breach of any of the terms of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Associated is a party or by or to which Associated or any of Associated's assets or properties may be bound or subject, the impact of which would have a Material Adverse Effect; or (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon Associated, which violation would have a Material Adverse Effect.

                            ARTICLE V

                 AGREEMENTS PENDING THE CLOSING

     Except as otherwise consented to in writing by Buyer prior to the Closing Date, the following provisions shall apply until the Closing Date:

     5.1 Regular Course of Business of the Company. Except as otherwise permitted or required by this Agreement, Seller shall cause the Company and each of its Subsidiaries (a) to carry on their businesses substantially in the same manner as heretofore conducted and (b) to take no action, other than in the ordinary course of business, that would bring about a termination or amendment of any material contract to which the Company or any of its Subsidiaries is a party and which is currently in force.

     5.2   [Intentionally Omitted]

     5.3 Pre-Closing Activities of the Company. Except as otherwise permitted or required by this Agreement or disclosed on
Schedule 5.3 hereto, on or after the date hereof and prior to the Closing Date, the Seller shall not take any action to cause the Company or any of its Subsidiaries and shall not permit the Company or any of its Subsidiaries to:

     (a) create, authorize, issue, sell or deliver any of its capital stock, bonds or other of its securities (whether authorized and unissued or held in treasury) or any instrument convertible into any of them, or grant or otherwise issue any options, warrants or other rights with respect thereto, or split up, combine or reclassify any of its outstanding stock or enter into any contract or commitment to do any of the foregoing;

     (b) other than in the ordinary course of business, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for money borrowed, or make any payment with respect to any obligation for money borrowed before such payment is due except as may be necessary, due to possible transmittal delays, to assure itself that payment will be timely made;

     (c) declare or make any payment or distribution to its shareholders in stock or purchase, redeem or otherwise acquire any shares of its capital stock;

     (d) other than in the ordinary course of business or as required under any existing contract, make any payment to Seller, Lumbermens or any Affiliate of Seller or of Lumbermens or forgive any indebtedness due or owing from Seller, Lumbermens or any Affiliate of Seller or of Lumbermens to the Company or any of its Subsidiaries; provided, however, that the offset of credits and debits is hereby deemed not to be the forgiveness of indebtedness;

     (e) sell, assign, transfer or otherwise dispose of, or pledge, mortgage or otherwise encumber, any material part of its assets;

     (f) amend its articles or certificate of incorporation, by-laws or other constitutive documents or take any action with respect to any such amendment;

     (g) make any capital expenditures, capital additions or capital improvements other than those necessary to conduct business in the ordinary course;

     (h)   enter into any collective bargaining agreement;

     (i) merge or consolidate with any other corporation or acquire or agree to acquire any stock or substantially all of the assets of any other person, firm, association, corporation or other business organization; or

     (j) materially change its overall pricing of insurance premiums on contracts of insurance sold by the Company except for any premium increases reflected in filings made with state insurance departments; or

     (k) without the consent of the Buyer, terminate, modify, whether or not in the ordinary course of business, or replace any Affiliate Agreements or any agreements between the Company or any Subsidiary on the one hand and Lumbermens or any of its Affiliates on the other hand. Notwithstanding the foregoing, Seller and Buyer agree that the following Affiliate Agreements will be terminated on or prior to the Closing Date:

           (i) except as listed on Schedule 5.3 hereto, reinsurance contracts of the Company or any of its Subsidiaries with Seller or any Affiliate of Seller;

           (ii) except as listed on Schedule 5.3 hereto, policies of insurance and fidelity bonds issued to or covering the Company or any of its Subsidiaries and issued by, or where coverage is provided through, Seller or any Affiliate of Seller; and

           (iii) contracts of the Company or any of its Subsidiaries with Kemper Financial Services, Inc., a Delaware corporation ("KFS"), relating to investment management services provided to the Company or any of its Subsidiaries by KFS.

     5.4   Corporate Examinations and Investigations.

     (a) Prior to the Closing Date, the Buyer shall be entitled, through its employees and representatives, to make such investigation of the assets, liabilities, properties, business and operations of the Company and each of its Subsidiaries, and such examination of the books, records and financial condition of the Company and each of its Subsidiaries as the Buyer wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as not to interfere with the smooth operation of the Company, each of its Subsidiaries and Seller, and the Company, each of its Subsidiaries and the Seller shall cooperate fully therein. In order that the Buyer may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Company and each of its Subsidiaries, the Seller shall furnish and shall cause the Company and each of its Subsidiaries to furnish the representatives of the Buyer during such period with access to all such information and documents concerning the affairs of the Company and each of its Subsidiaries as such representatives may reasonably request and shall cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination. The Buyer shall promptly notify the Seller of any event, condition or circumstance discovered during its investigation of the Company, any of its Subsidiaries or Seller that could constitute a violation or breach of this Agreement by the Seller.

     (b) Prior to the Closing, Buyer, for itself, and its Affiliates, directors, officers, employees, agents, representatives and partners, if any, (collectively, the "Buyer's Representatives") agrees that they will use all information relating to the Seller, the Company and each of its Subsidiaries acquired by them pursuant to the provisions of this Agreement or in the course of negotiations with the Seller or examination of the Company or any of its Subsidiaries only in connection with the transactions contemplated hereby and shall cause all information obtained by them pursuant to this Agreement and such negotiations and examinations, which is not publicly available, to be treated as confidential. In the event of termination of this Agreement, the Buyer and the Buyer's Representatives will cause to be delivered to the Seller all documents, work papers and other material obtained by them from the Seller, the Company or any of its Subsidiaries and all copies thereof, whether so obtained before or after the execution of this Agreement, and Buyer and Buyer's Representatives agree that they shall not use or disclose, directly or indirectly, any information relating to the Seller, the Company or any of its Subsidiaries acquired by them pursuant to the provisions of this Agreement or in the course of negotiations with the Seller or examination of the Company or any of its Subsidiaries, and will have all such information kept confidential. All information relating to the Seller, the Company and each of its Subsidiaries acquired by the Buyer and the Buyer's Representatives pursuant to the provisions of this Agreement or in the course of negotiations with or examination of the Seller, the Company or any of its Subsidiaries shall be deemed to be confidential information under and shall be subject to the terms and provisions of the Confidentiality Agreement dated December 16, 1992 between the Seller and Associated (the "Confidentiality Agreement"), which shall survive beyond the execution of this Agreement and shall remain in full force and effect until the Closing or in the event of termination of this Agreement, shall survive in accordance with its terms.

     5.5 Additional Financial Information. As soon as reasonably practicable after they become available, the Seller shall furnish to the Buyer the Quarterly Convention Statements of the Company for all interim quarterly periods subsequent to December 31, 1992, prior to the Closing Date. The financial statements included in the Quarterly Convention Statements referred to above will present the financial position and results of operations of the Company as at such dates and for such periods (subject, in the case of financial statements for interim periods, to year-end adjustments consisting only of normal recurring accruals), in accordance with such statutory accounting principles applied on a consistent basis (except as set forth in Schedule 3.7, or as expressly set forth in such Quarterly Convention Statements or required in a rule or regulation of the Illinois Department of Insurance), and the schedules thereto, when considered in relation to the statutory financial statements included therein, will present fairly in all material respects the information shown therein.

     5.6 Supplements to Schedules. The Seller may at any time, or from time to time after the date hereof, but not later than two
(2) Business Days prior to the Closing Date, supplement or amend the Schedules required by ARTICLE III, or otherwise herein, with respect to any matter which arises or becomes known to Seller after the date hereof and which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules. No supplement or amendment to such Schedules shall have any effect on the determination whether any conditions set forth in ARTICLE VIII hereof are satisfied.

     5.7 Notices. The Seller shall give prompt notice to the Buyer of (i) any notice of, or other communication relating to, a default or event which with notice or lapse of time or both would become a default, received by the Company or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Closing, under their articles or certificates of incorporation, by-laws or other constitutive documents or any material contract to which the Company or any of its Subsidiaries is a party, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby, and (iii) any matter which, if it had occurred prior to the date hereof, would have been required to be included on one or more of the Schedules to this Agreement or would have made any representation herein materially false or misleading.

     5.8 Modification of Investment Portfolio. On or before the Closing, Seller agrees to cause the Company to dispose of those securities in the Company's investment portfolio set forth in
Schedule 5.8. Notwithstanding anything else to the contrary, Seller may cause the Company to dispose of any other securities in the Company's investment portfolio (other than the capital stock of the Subsidiaries) prior to the Closing; provided, however, that without the consent of Buyer, the Company will not sell any investment security maturing in more than six months from the proposed date of sale of the security. Any proceeds from any disposition of securities hereunder shall be used to purchase United States Treasury obligations. All such investments shall be made in fully taxable, publicly-traded, United States dollar denominated obligations which mature in five years or less. Notwithstanding anything to the contrary (except as provided in Section 12.5(d)), any dispositions contemplated hereunder shall not give Buyer or Company any right to indemnification whether hereunder or otherwise, and any Loss or Expense resulting from the dispositions contemplated hereunder shall not be included in the Basket in Section 11.1.

     5.9 Dividends. Notwithstanding anything herein to the contrary, on or before the Closing Date Seller will cause the Company to declare and pay dividends to Seller from time to time on or before the Closing Date (i) in the form of all the issued and outstanding shares of Centre Reinsurance Holdings Limited owned by the Company and the 7.375% municipal bonds of D.C. LaSalle due September 1, 2021 (the "Bonds") reflected in the 1992 Annual Convention Statement or acquired by the Company during 1993 (the "In-Kind Dividend") and (ii) in cash or other property, provided that the dividends paid under this subparagraph (ii) shall not exceed Five Million Dollars ($5,000,000). The amount of the In-Kind Dividend referred to in (i) above shall be $4,804,745.00, which is the 1992 Annual Convention Statement carrying value of the Centre Reinsurance Holdings Limited shares and the Bonds held as of such date, plus the acquisition cost of the Bonds acquired by the Company during 1993.


                           ARTICLE VI

                       COVENANTS OF SELLER

     6.1   State Insurance and Other Regulatory Approvals.

     (a) Seller shall cooperate reasonably, and shall cause the Company and each of its Subsidiaries to cooperate reasonably, with the Buyer in obtaining all Required Approvals; and

     (b) Seller shall provide, and shall cause the Company and each of its Subsidiaries to provide, such information and communications to governmental and regulatory authorities, including, but not limited to, insurance regulatory authorities in Illinois and Indiana, as such regulatory authorities request or Buyer reasonably requests.

     6.2 Hart-Scott-Rodino Filings. Seller shall promptly make the filings required under Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and the rules of the Federal Trade Commission thereunder (collectively, the "H-S-R Act") and comply at the earliest practicable date with any request for additional information received by it from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice ("Justice") pursuant to the H-S-R Act and shall use all reasonable efforts to assist Buyer in making such required filings. Seller shall request early termination of the applicable waiting period under the H-S-R Act.

     6.3 Non-Solicitation. Following the Closing, Seller agrees not to solicit and shall cause its Subsidiaries not to solicit any senior management employees to leave employment with the Company or any Subsidiary, as the case may be, for a period of three years. This Section shall not apply to any senior management employees to whom employment is not offered or continued by the Company or the Buyer during such three year period.

     6.4   Continued Effectiveness of Representations and
Warranties of the Seller.

     (a) From the date hereof through the Closing Date, the Seller shall use, and the Seller shall cause the Company and each Subsidiary to use, their respective best efforts to conduct their affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article III shall continue to be true and correct in all material respects on and as of the Closing Date except as they relate to a specific date or period as if made on and as of the Closing Date; provided, however, that this covenant shall not obligate any of the Seller, the Company or its Subsidiaries to incur any financial or other obligations that are commercially unreasonable under the circumstances, either in terms of human or monetary resources or time required to correct the deficiencies.
It is expressly agreed that in no event shall any of the Seller, the Company or its Subsidiaries be required to incur costs or expenses in excess of One Million Five Hundred Thousand Dollars ($1,500,000) for any single deficiency or in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate to correct any deficiencies hereunder.

     (b) From the date hereof through the Closing Date, the Seller shall promptly notify the Buyer of any event, condition, fact or circumstance which comes to the Knowledge of the Seller from the date hereof through the Closing Date that would constitute a material violation or breach of this Agreement by the Seller, or a material inaccuracy in any representation made by the Seller in this Agreement.

     6.5 Pre-Closing Maintenance of Insurance. From the date hereof through the Closing Date, the Seller shall cause the Company to maintain in force (including necessary renewals thereof) the insurance policies listed on Schedule 3.23, except to the extent that they may be replaced with materially equivalent policies appropriate to insure the assets, properties and business of the Company and the Subsidiaries to the same extent as currently insured; provided, however, that the Seller shall cause the Company to provide a copy or other confirmation of any such replacement policies to the Buyer on or prior to the Closing Date.

     6.6   Litigation.

     (a) From the date hereof through the Closing Date, the Seller shall notify the Buyer promptly of any actions or proceedings of the type required to be described in Schedule 3.10 that from the date hereof are known by the Seller to be threatened or commenced against the Company or any Subsidiary or against any officer, director or employee (in his or her capacity as such) or any properties or assets of the Company or any Subsidiary with respect to its affairs, and of any requests for additional information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

     (b) The Company will notify the Buyer of the receipt by any Senior Officers of the Company after due inquiry of any claim against the Company in excess of One Hundred Thousand Dollars ($100,000) other than claims made under any policy of insurance written by the Company.

     6.7 Acquisition Proposals. Except as contemplated by this Agreement, from the date hereof through the Closing Date, neither the Seller nor any of its subsidiaries (including, without limitation, the Company), nor any of their officers, directors, affiliates, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into any agreement with any person or group of persons concerning any acquisition of the substantial equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets (other than in the ordinary course of business) of the Company or any of the Subsidiaries or any disposition of any of the Shares of the Company (each, an "Acquisition Proposal"), or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing. The Seller shall promptly communicate to the Buyer the terms of any Acquisition Proposal which it or any such other person may receive.

     6.8 Disposition of Affiliate Relationships. All Affiliate Agreements, and all agreements between the Company or any Subsidiary on the one hand and Lumbermens or any of its Affiliates on the other hand, shall be terminated effective as of the Closing Date except as may otherwise be provided on Schedule 6.8. Except as provided on Schedule 6.8, all inter-Affiliate balances (except balances for Taxes) shall be terminated by payment on or before the Closing Date.

     6.9 Certain Investments. Any cash flow of the Company and its Subsidiaries which in the reasonable judgment of the senior management of the Company is available for investment prior to the Closing Date, whether from sales of securities or otherwise, shall to the extent reinvested, be used to purchase United States Treasury obligations. All such investments shall be made in fully taxable, publicly-traded, United States dollar denominated obligations which mature in five years or less. Without the consent of the Buyer, the Company will not sell any investment security maturing in more than six months from the proposed date of sale of the security.

     6.10 Continuation of Certain Insurance. The Seller covenants and agrees to cause the Company and the Subsidiaries to complete and execute such applications as may be reasonably necessary for the Buyer to arrange for the continuation or replacement of insurance at the Buyer's or the Company's expense for periods after the Closing Date.

     6.11 Instruments. Any monies, checks, drafts, money orders, postal notes and other instruments received after the Closing Date by the Seller or any of its Affiliates in payment of any amounts due the Company or any Subsidiary shall be forthwith after receipt by the Seller or any such Affiliate transferred and delivered by the Seller or any such Affiliate to the Buyer for the benefit of the Company or any Subsidiary, or any of their Affiliates, as the case may be, and any such instruments made payable to the Seller or any such Affiliate when so delivered shall bear all endorsements required to effectuate the transfer of the same to the Company or the appropriate Subsidiary, as the case may be.

     6.12 Preservation of Permits and Services. The Seller shall cause the Company to use its reasonable efforts to preserve the Permits listed in Schedule 3.3, except where the loss of any Permits (other than those listed in Schedule 3.19) or the services of its Personnel (as defined in this Section) will not have a Material Adverse Effect, and the Seller shall cause the Company to use its reasonable efforts to preserve such other Permits in full force and effect and to keep available the services of its present officers, employees, consultants and agents ("Personnel"), maintain their present suppliers and customers and preserve their goodwill.

     6.13  Non-Compete Agreement.

     (a) For a period of three years from the Closing Date, the Seller shall not, and covenants that its subsidiaries will not, (i) solicit or encourage any agent of the Company to cease acting as an agent of the Company, (ii) make any commercial use of expirations or other information disclosed by the Company to Seller or any subsidiary of Seller prior to the Closing Date and has not and will not knowingly assist Lumbermens or any Affiliate of the Seller or of Lumbermens in making such information available, or (iii) solicit, contract with or attempt to contract with any customers of the Company to replace policies with the Company, either mid-term or on renewal.

     (b) For a period of two years from the Closing Date, Seller shall not, and covenants that its subsidiaries will not, solicit or encourage any individual who, as of the Closing Date, is acting as an agent of Mound Agency, Inc. or any of its subsidiaries (Mound Agency, Inc., its subsidiaries and any entity which succeeds to any of such entities by merger, consolidation or acquisition of all or substantially all of the assets of Mound Agency, Inc. or any of its subsidiaries are hereinafter referred to as "Mound") to produce business for Federal Kemper Life Assurance Company ("FKLA") other than as an agent of Mound. Moreover, for a period of one year from the Closing Date Seller shall cause FKLA to refuse to enter into a general agency agreement or arrangement with any individual who, as of the Closing Date, is acting as an agent of Mound, even if Seller and its subsidiaries did nothing to solicit or encourage such individual's offer or application to become a general agent for FKLA. Notwithstanding the foregoing, the parties agree that if an individual who, as of the Closing Date, is acting as an agent of Mound voluntarily terminates his relationship with Mound and establishes an agency relationship with another general agency of FKLA, FKLA may accept business from such general agency without violating this covenant. Moreover, it is agreed that the covenants contained in this subparagraph (b) shall not apply if: (i) the ownership of Mound is transferred to a non-Affiliate of Buyer; (ii) the license(s) of Mound are lost or suspended in any state(s) in which the individual with whom FKLA wishes to establish a general agency relationship proposes to market FKLA's products; (iii) a petition in bankruptcy is filed by Mound or any other voluntary insolvency proceeding is commenced by Mound; or (iv) an involuntary petition in bankruptcy or an involuntary insolvency proceeding is filed against Mound and is not cured within sixty (60) days of filing.

     (c) Except for its ownership of shares of Centre Reinsurance Holdings Limited, for a period of three years from the Closing Date, the Seller shall not engage in any manner in the personal lines property and casualty insurance business in the United States; provided, however, that in the event that Seller or any of its subsidiaries acquires any business engaged in the personal lines property and casualty insurance business after the Closing Date, Seller or such subsidiary shall have a reasonable period of time, which time shall not exceed one year, to divest such business. Nothing contained herein shall prevent Seller or any of its subsidiaries from owning passive investments in publicly traded companies (of less than 5% of the outstanding securities) engaged in the personal property and casualty lines insurance business.

     (d) The Seller specifically acknowledges the necessity for this covenant not to compete and agrees that the Buyer shall be entitled to injunctive relief, in addition to any other relief that may be obtained by the Buyer, in the event of a breach of any of the provisions of this covenant, the legal remedies for such breach being inadequate to fully protect the Buyer.

     6.14  [Intentionally Omitted]

     6.15 Supplemental Retirement Plan. No later than the last Business Day preceding the Closing Date, Seller shall cause the Company to: (i) amend the FKI Supplemental Retirement Plan effective as of such Business Day to provide that Seller shall be the sole "plan sponsor" (as such term is defined in section 3(16)(B) of ERISA) of the FKI Supplemental Retirement Plan effective as of such Business Day; and (ii) at Seller's option, and to the extent permitted under the FKI Supplemental Retirement Plan and applicable law, terminate the FKI Supplemental Retirement Plan and make the distributions from the Company to participants under that plan of their respective benefits thereunder. As of the date of this Agreement, there are no participants in the FKI Supplemental Retirement Plan with accrued benefits other than J.D. Strong.

     6.16  Other Benefit Programs.

     (a) Executive Deferred Compensation Program. No later than the last Business Day preceding the Closing Date, Seller shall cause the Company to: (i) amend the Company's Executive Deferred Compensation Program effective as of such Business Day to provide that Seller shall be the sole "plan sponsor" (as such term is defined in section 3(16)(B) of ERISA) of the Company's Executive Deferred Compensation Program effective as of such Business Day; and (ii) at Seller's option, and to the extent permitted under the Company's Executive Deferred Compensation Program and applicable law, terminate the Company's Executive Deferred Compensation Program and make the distributions from the Company to participants under that plan of their respective benefits thereunder. As of the date of this Agreement there are no unpaid accrued liabilities under the Company's Executive Deferred Compensation Program.

     (b) Kemper Corporation Anniversary Award Plan. As of the date of this Agreement the Company has no unpaid obligations under the Kemper Corporation Anniversary Award Plan with respect to employees or former employees of Company or its Subsidiaries that retired before the date of this Agreement.

     (c) Bonus Programs. As of the Date of this Agreement there are no bonuses payable by the Company or its Subsidiaries to employees or former employees of the Company or its Subsidiaries except for the bonuses payable under the FKI Management Annual Bonus Program and the FKI Marketing Bonus Program described in Schedules 3.11 and 3.31.

     6.17  Pennsylvania Agents Litigation.

     (a) With respect to the class action litigation regarding Pennsylvania agents described in Schedule 3.10 ("Pennsylvania Agents Litigation"): (i) Seller shall reimburse the Company for fifty percent of its actual and reasonable defense costs of outside counsel which share of such costs shall not exceed $150,000 per year for amounts paid in each twelve month period for two years commencing on the Closing Date, up to a maximum of $300,000; and
(ii) Seller shall reimburse the Company for fifty percent of any expenses of settlement of the Pennsylvania Agents Litigation when paid relating to acts or omissions occurring on or before the Closing Date. Seller shall have no liability to the Company, the Buyer or Associated with respect to the Pennsylvania Agents Litigation except as set forth above and shall not be liable to indemnify Associated or Buyer with respect thereto pursuant to
Section 11.1 hereof or otherwise. Any costs of defense or settlement expenses relating to acts or omissions occurring after the Closing Date shall be solely the responsibility of the Company and Buyer. Any amounts payable by Seller hereunder shall be net of any amounts recovered or recoverable by the Company under insurance policies with respect to such costs of defense and settlement expenses.

     (b) Although Buyer shall have the right to conduct and control, through counsel of its own choosing, the defense, compromise or settlement of the Pennsylvania Agents Litigation, the Seller may participate, through counsel chosen by it and at its expense, in the defense of any such claim.

     6.18  Covenants of Buyer and Seller Concerning PIP Claims.

     With respect to the claims described in Schedule 6.18 ("PIP Claims"), the Company shall either, within sixty (60) days of the Closing Date (i) purchase a reinsurance contract providing up to an additional $10,000,000 of aggregate reinsurance coverage in excess of the $10,200,000 of reinsurance protection currently provided by Lumbermens Mutual Casualty Company, or (ii) with the consent of Seller, establish a self-insurance arrangement providing for the protection described in clause (i) above. Seller shall reimburse the Company for fifty percent of the costs of the one-time premium for the reinsurance contract referred to in clause (i) above, or fifty percent of the amount agreed between the Buyer and Seller as sufficient to fund the self-insurance arrangement referred to in clause (ii) above; provided however that such reimbursement share shall in no event exceed $1,250,000. Seller shall have no other liability to the Company or the Buyer with respect to the PIP Claims, or with respect to the collection of any reinsurance recoverables pertaining to the PIP Claims, except as set forth in this Section 6.18, and shall not be liable to indemnify Buyer with respect thereto for any amounts under Section 11.1 hereof or otherwise. In the event that the Company or any Affiliate of the Buyer directly or indirectly recovers (whether in cash, as a credit or otherwise) any portion of the premium for such excess reinsurance, Buyer will refund fifty percent of such recovery to the Seller; provided, however, that such refund shall in no event exceed $1,250,000.

     6.19 Name Change. Seller shall on or before the Closing Date reimburse the Company for the costs incurred related to a prospective name change up to a maximum of $42,000.

     6.20 Confidential Nature of Information Obtained by the Seller. If this Agreement terminates, Seller shall keep confidential and shall not use in any manner any information or documents obtained from the Buyer concerning its assets, liabilities, properties, business and operations, unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by the Seller independently of the transactions contemplated by this Agreement, or received from a third party not under any obligation to Buyer to keep information confidential.


                           ARTICLE VII

                       COVENANTS OF BUYER

     Buyer covenants and agrees with Seller that:

     7.1   State Insurance and Other Regulatory Approvals.

     (a) Buyer shall take all steps necessary or appropriate to obtain, as promptly as possible, all Required Approvals and to cooperate reasonably with Seller, the Company and each of its Subsidiaries to obtain any Required Approvals; and

     (b) Buyer shall provide such information and communications to governmental and regulatory authorities, including without limitation insurance regulatory authorities in Illinois and Indiana, as such regulatory authorities request or Seller reasonably requests.

     7.2 H-S-R Filings. Buyer shall promptly make the filings required under the H-S-R Act and comply at the earliest practicable date with any request for additional information received by it from the FTC or Justice pursuant to the H-S-R Act and shall use all reasonable efforts to assist Seller in making such required filings. Buyer shall pay the filing fees required to be paid in connection with said H-S-R Act filing, and shall request early termination of the applicable waiting period under the H-S-R Act.

     7.3 Continued Employment of Certain Personnel. For a period of at least three years from the Closing Date Buyer shall maintain an office in Decatur, Illinois at the present facility and continue the employment of at least a majority of employees of the Company as of the Closing Date.

     7.4 Covenants of Buyer and Seller Concerning Benefit Plans of the Company.

     (a) Severance Benefits. Buyer shall cause the Company to retain the Basic Severance Policy shown on Schedule 3.11 for a period of six months following the Closing Date, except that Buyer need not require the Company to retain the discretionary portion of the Basic Severance Policy paying more than two weeks' severance pay with the approval of Company's Human Resources Department. Seller's liability for severance benefits for employees of the Company or its Subsidiaries, whether arising before or after the Closing, shall be limited to those obligations under the memoranda dated August 31, 1993 from A.J. Baltz to J.D. Strong, K.D. Sievers, J.K. Bay, R.D. Garrett, K.J. Humphreys, and K.W. Nattrass, which memoranda are attached to Schedule 7.8.

     (b) Welfare Benefits. Effective as of the Closing Date, Buyer shall cause the Company to provide medical and dental benefits to employees of the Company and its Subsidiaries reasonably comparable to those provided to employees of Buyer's Shelby division with immediate eligibility and without exclusion for pre-existing conditions. Buyer will be deemed to have complied with this requirement during the 90-day period immediately following the Closing Date if it offers employees of the Company and its Subsidiaries Option 3 for medical benefits and Option 3 for dental benefits as those options are described in the medical benefits summary provided to employees of Buyer's Shelby division, a copy of which has been furnished to Seller. Effective as soon as practicable after the Closing Date, but in no event later than 90 days after the Closing Date, Buyer shall cause the Company to provide welfare benefits (other than medical and dental benefits) to employees of the Company and its Subsidiaries reasonably comparable to those provided to employees of Buyer's Shelby division with immediate eligibility and without exclusion for pre-existing conditions. If agreed to by Buyer and Seller, Seller may cause the Company to provide medical and dental benefits for a transition period beginning on January 1, 1994, for employees and former employees of the Company and its Subsidiaries by arranging coverage in the new medical program for employees of employers within the Kemper Group, it being understood by the parties hereto that medical and dental benefits under the new program will be deemed comparable to those provided to employees of Buyer's Shelby division. Buyer shall cause the Company to provide employees of the Company with full past service credit for purposes of eligibility and vesting in all employee welfare plans and for purposes of service in the severance, disability and vacation plans of the Company.

     (c)   Retirement Benefits.

        (i) No later than the Business Day preceding the Closing Date, Seller shall cause the Company to amend the Retirement Plan effective as of such Business Day to: (A) provide that Seller shall be the sole "plan sponsor" (as such term is defined in section 3(16)(B) of ERISA) of the Retirement Plan effective as of such Business Day; (B) cease benefit accruals for all participants under the Retirement Plan as of the Closing Date; and (C) fully vest each employee in his or her accrued benefit under the Retirement Plan as of the Closing Date, whether or not fully vested in such benefit prior to the Closing Date. Effective as of such Business Day, Seller shall assume all of the rights, liabilities and obligations of the Company under the Retirement Plan and for any other pension benefits except that the Company shall be required to make a contribution to the Plan for the 1993 plan year equal to the minimum required contribution for 1993 as determined by the Plan's actuary (but not in excess of $500,000), which such contribution shall be made prior to the Closing Date.

       (ii) Effective as of the Closing, Buyer shall cause the Company to provide retirement benefits to employees of the Company and its Subsidiaries reasonably comparable to those provided to employees of Buyer's Shelby division. Buyer shall cause the Company to provide employees of the Company with full past service credit for purposes of eligibility and vesting in all retirement plans, but not for purposes of benefit accrual.

     (d) Profit Sharing Benefits. Notwithstanding any other provision of this Agreement, the Seller shall cause the Company to terminate the participation of the Profit Sharing Plan in The Kemper Corporation Profit Sharing Trust ("Profit Sharing Trust") effective as of the Closing and to provide for the transfer following Closing to one or more separate trusts designated in writing by Buyer of the amounts credited to the Profit Sharing Plan under the equity and fixed income funds under the Profit Sharing Trust as of the close of the accounting date under the Profit Sharing Trust that coincides with or immediately precedes the Closing Date (the "Initial Transfer Date"). Unless otherwise agreed by Buyer and Seller, the transfers contemplated by this Section shall be made in accordance with the following procedures:

        (i)    Seller shall continue to administer the Profit
               Sharing Plan, including withdrawals and
               distributions, to and including the Initial
               Transfer Date;

       (ii) the transfers from the equity fund under the Profit Sharing Trust shall consist of: (A) the amount credited to the Profit Sharing Plan under the equity fund as of the Initial Transfer Date (excluding participant loans as of the Initial Transfer Date) in cash; and (B) loans under the Profit Sharing Plan as of the Initial Transfer Date to participants employed by the Company. Buyer shall have the right to consolidate any and all such loans to the extent permitted by law;

      (iii) the value to be transferred from the fixed income fund under the Profit Sharing Trust shall total the amount credited to the Profit Sharing Plan under the fixed income fund as of the Initial Transfer Date and shall consist of the following: (A) group annuity contract number 50735 issued by Protective Life Insurance Company, which is scheduled to mature on April 29, 1994; (B) a proportionate share of group annuity contract number GA 9126 issued by The Lincoln National Life Insurance Company, which is scheduled to mature in part on June 2, 1994 and the remainder on June 2, 1995; (C) a proportionate share of group annuity contract number GR-15407 issued by The Travelers Insurance Company, which is scheduled to mature in part on April 19, 1994 and the remainder on April 19, 1995; and (D) the remainder in cash. For purposes of this paragraph a group annuity investment contract (commonly known as a "GIC") will be divided by substituting two or more contracts with terms substantially similar to the original contract and Buyer and Seller shall share equally the cost of dividing any such group annuity investment contracts; and

       (iv) an initial transfer shall be made as soon as practicable following the establishment of the separate trust(s), but no later than 45 days following the Closing Date, equal to at least 90 percent of the amount of assets credited to the Profit Sharing Plan as of the Initial Transfer Date, with the final transfer to be made as soon as practicable thereafter, but no later than 90 days following the Closing Date. The final transfer shall reflect (to the extent not reflected in the initial transfer) any actual gain or loss between the Initial Transfer Date and the date of the final transfer as determined by the equity fund and fixed income fund managers (excluding any loss attributable to the cost of selling equities to effect the cash transfer described in subsection (d)(i) above), as well as any withdrawals and contributions by participants between the Initial Transfer Date and the date of the final transfer.

               Buyer and Seller shall take all steps
               necessary or appropriate to effect the above described transfers.

     Seller shall cause the Company to remove or obtain the resignations of, effective as of the Closing Date, all members of the Profit Sharing Plan Committee who are not employees of the Company.

     (e) Kemper VEBA. It is understood by Buyer that as of Closing, the participation of the Company and its Subsidiaries in the Kemper Corporation Employees 501(c)(9) Benefit Trust (the "Kemper VEBA") shall terminate. Seller shall further cause the Kemper VEBA (or Subsidiary, if applicable) to make all payments required of the Company and its Subsidiaries, including all assessments attributable to coverage provided to employees of the Company and its Subsidiaries prior to 9:00 A.M. on the Closing Date under the Plans. Buyer acknowledges that neither the Company nor any of its Subsidiaries shall have any right to any of the assets of the Kemper VEBA, it being understood by the parties hereto that
Article VIII of the trust document establishing the Kemper VEBA provides that if a subsidiary company separates from the Kemper VEBA (or otherwise terminates its participation in the Kemper
VEBA), and Seller continues the Kemper VEBA for its participants, there shall be no segregation or allocation of assets of the Kemper VEBA for or on behalf of the terminating or separating company or its participants. Accordingly, notwithstanding anything in this Stock Purchase Agreement to the contrary, the assets of the Kemper VEBA shall not be used to provide for any benefits or payments under the FKI Tax Saver Benefit Plan or the FKI Benefit Program after the Closing Date except for the payment of the following:

     (A) health and dental benefits - expenses incurred prior to the Closing Date; and

     (B) HMO, PPO and vision benefits - monthly premiums due prior to the Closing Date.

The Seller shall be liable for all costs, obligations, funding deficiencies, excise taxes and penalties or any other expenses that result or may arise in connection with or incident to the Internal Revenue Service's audit of the Kemper VEBA with respect to all open taxable years.

No assets of the Company have been transferred after April 13, 1993, to the Kemper National Insurance Companies 501(c)(9) Benefit Trust in satisfaction of or in anticipation of any claim of Lumbermens.

     7.5   Use of Seller Name and Logo.

     (a) As soon as practicable but in no event later than 30 days after the Closing Date Buyer shall cause the Company and each of its Subsidiaries to take all necessary corporate action and make all necessary regulatory applications to change their corporate names to a name which does not include the name "Kemper," the letter "K," or any word or expression similar thereto or derivative thereof, and after approval of such name changes Buyer shall promptly deliver to Seller a copy of the amendment to the articles or certificates of incorporation of the Company and each of its Subsidiaries, certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation of the Company and each of its Subsidiaries, reflecting such corporate name change.

     (b) As soon as practicable after the name changes referred to in (a) above have been effected, but in no event later than 60 days after the Closing Date, Buyer shall cause the Company and each of its Subsidiaries to physically affix a notice of the name change to all written materials used by the Company or any of its Subsidiaries that contain the name "Kemper," the letter "K," or any word or expression similar thereto or derivative thereof and each and every logo, trademark, service mark and tradename used by Seller or any Affiliate of Seller in their businesses (referred to herein collectively as the "Kemper Marks"). Such notice shall also contain a prominent statement that as of the Closing Date neither the Company nor any of its Subsidiaries are affiliated with the Seller or any Affiliate of the Seller.

     (c) As soon as practicable after the Closing, but in no event later than four (4) months after the Closing Date, Buyer shall cease, and shall cause the Company and each of the Subsidiaries to cease, using in any written or other communication any Kemper Mark; provided, however, that for a period of up to sixteen (16) months after the Closing the Company and each of its Subsidiaries may advise current or prospective customers and producers, orally or in writing, that the Company was "formerly known as Federal Kemper Insurance Company."

     (d) Nothing contained herein is meant to prohibit the continued use by the Subsidiaries of any of the Kemper Marks in connection with the sale of products on behalf of any Affiliate of Seller.

     7.6 Indemnification. The Buyer agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company or any of its Subsidiaries, as provided in their respective articles or certificates of incorporation or by-laws shall survive the Closing and shall continue in full force and effect, as obligations of the Company and each of its Subsidiaries and of Buyer as a guarantor of such obligations, for a period of not less than six years from the Closing Date.

     7.7   Continued Access by the Seller.

     At any time on or after the Closing Date, the Buyer shall allow and enable Seller, during regular business hours upon reasonable notice to Buyer, through its employees and representatives, to examine and make copies of documents in the Company's and any of its Subsidiaries' possession or control pertaining to business conducted by the Company or any of its Subsidiaries prior to Closing, in order to permit the preparation of the Seller's 1993 audited consolidated financial statements and any interim financial statements covering each fiscal quarter of the Seller through the Closing Date. Any information obtained pursuant to this Section 7.7 from Buyer shall be kept confidential except as may otherwise be necessary in connection with the actions described herein. All reasonable out-of-pocket costs and expenses incurred by Buyer in complying with this Section 7.7 shall be borne by Seller. Such costs and expenses shall be limited to reasonable amounts paid to outside parties and which otherwise would not be paid but for the request of Seller.

     7.8 Buyer's and Seller's Indemnity for Certain Employment Liabilities. Except as set forth in Schedule 7.8, and except with respect to liabilities retained or assumed by the Seller pursuant to this Agreement, or which arise out of facts which are in breach of a representation of Seller under this Agreement, Buyer shall indemnify and hold Seller harmless from any and all Losses and Expenses, whether direct or indirect, with respect to all claims made by Company employees or former employees (or their beneficiaries or dependents) arising from acts or omissions of the Company or its post-Closing Affiliates which occurred after the Closing Date. Seller shall indemnify and hold Buyer harmless from any and all Losses and Expenses, whether direct or indirect, with respect to all claims made by Company employees or former employees (or their beneficiaries or dependents) arising from acts or omissions of the Company or its pre-Closing Affiliates which occurred on or before the Closing Date. If a claim is made by any employee or former employee of the Company (or a beneficiary or dependent of such employee or former employee) with respect to acts or omissions of the Company or its Affiliates (whether pre-Closing or post-Closing) that allegedly occurred both before and after the Closing Date, Buyer and Seller shall equitably share any Losses or Expenses resulting from such claim based on a joint good-faith determination of their respective responsibility for such claim.
If the parties are unable to agree as to the proper apportionment of such Losses and Expenses, they shall refer the dispute to binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. Notwithstanding the foregoing, with respect to J.D. Strong, in addition to the severance benefits referred to in Section 7.4(a) of this Agreement, Seller shall be liable for any and all Losses and Expenses, whether direct or indirect, and whether arising with respect to acts occurring prior to or after the Closing Date except for benefits under the FKI Supplemental Retirement Plan and bonus(es) in accordance with Section 7.2, 7.11. Liabilities under this Section
7.8 shall include, but not be limited to, Losses or Expenses in connection with:

     (a) the employment or termination of any Company employee, including claims arising under the common law of contract, implied contract, tort, or statute, such as Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended, the Civil Rights Act of 1991, and the Illinois Human Rights Act;

     (b) severance plans or agreements, employment agreements, deferred compensation plans or agreements;

     (c)   Plans;

     (d) post-retirement medical benefits and medical benefits required to be offered to employees by sections 601-608 of ERISA or section 4980B of the Code; and

     (e)   the Worker Adjustment and Retraining Notification Act
(WARN).

     7.9   Buyer's and Seller's Covenants Concerning the Lease.

     (a) Seller agrees to pay for and hold the Company harmless from any rent arising under the lease ("Lease") of the Decatur home office (the "Premises"), which Lease is included in Schedule 3.20, commencing five years after the Closing Date as provided below ("Seller's Rent Obligation"). If the Company (or any Affiliate of Associated succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets) chooses to remain in the Decatur metropolitan area ("Decatur") after the five year period commencing on the Closing Date ("Five Year Period"), however the Company shall directly be liable for Seller's Rent Obligation, including its share of taxes, operating expenses, and other Lease items as described in subparagraph (b) below. The Company's responsibility for Lease obligations arising during the Five Year Period shall include any such obligations which are payable after said Five Year Period but which arise during and are applicable to the Five Year Period; provided, however, that Seller agrees to reimburse the Company for the portion of any costs expended by the Company during the Five Year Period for capital repairs to the building as it is presently configured, which under the Lease remain to be amortized during any portion of the two years subsequent to the Five Year Period.

     (b) If the Company elects to vacate the Premises at the end of the Five Year Period and before termination of the Lease, the Company must notify the Seller in writing of such election at least six months before the end of the Five Year Period. If no such timely notice is received by the Seller, the Company shall be deemed to have elected to stay in the Premises for the remainder of the Lease. In the event the Company elects to remain in the Premises after the Five Year Period, Seller's indemnity under (a) above shall terminate upon receipt of the notice. If the Buyer elects to vacate the Premises and does not vacate by the end of the Five Year Period or any later period during which Buyer has elected to remain, the Company shall be liable for and shall hold Seller harmless from any damages of the Seller, including incidental and consequential damages, as well as for all obligations under the Lease for the period of time it remains in the Premises. The Company will be responsible for repairing any damages (normal wear and tear excepted) to the Premises and restoring the Premises at any time it vacates all or a portion thereof.

     (c) Buyer agrees to assist Seller in obtaining subtenants for such vacated space by permitting agents of the Seller to exhibit the space during the fifth year of the Five Year Period or any later periods during which Buyer has elected to remain, referring any inquiries from prospective tenants, and placing signs on or around the Premises, unless the Company has notified the Seller that it intends to remain in the Premises for the duration of the Lease.

     7.10 Profit Sharing Plan. Buyer shall cause the Company to calculate and contribute to the Profit Sharing Plan a year-end profit sharing contribution for the 1993 plan year. Such contribution shall be calculated, contributed and allocated in a manner consistent with the year-end profit sharing contribution for the 1992 plan year (including the consistent application of statutory accounting principles). With the agreement of Buyer and Seller, the Company may make such contribution prior to Closing.

     7.11 Bonus Programs. Buyer shall cause the Company to pay bonuses for 1993 under the FKI Management Annual Bonus Program and the FKI Marketing Bonus Program described in Section 3.11. Such bonuses shall be calculated and distributed in accordance with the descriptions of the Programs set forth in Schedule 3.31 and in a manner consistent with the calculation and distribution of the bonuses under such programs for 1992 (including the consistent application of relevant accounting principles) except that the bonus(es) payable to J.D. Strong shall be paid to him even if he is not an employee of the Company at the time of the payment. With the agreement of Buyer and Seller, the Company may pay such bonus payments prior to Closing.

     7.12  Continued Effectiveness of Representations and
Warranties of Associated and Buyer.

     (a) From the date hereof through the Closing Date, Associated and Buyer shall use their respective best efforts to conduct their respective affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the respective representations and warranties contained in Articles IV and IV-A shall continue to be true and correct in all material respects on and as of the Closing Date except as they relate to a specific date or period as if made on and as of the Closing Date; provided, however, that this covenant shall not obligate Associated or Buyer to incur any financial or other obligations that are commercially unreasonable under the circumstances, either in terms of human or monetary resources or time required to correct the deficiencies. It is expressly agreed that in no event shall Associated or Buyer (collectively) be required to incur costs or expenses in excess of One Million Five Hundred Thousand Dollars ($1,500,000) for any single deficiency or in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate to correct any deficiencies hereunder.

     (b) From the date hereof through the Closing Date, Associated and Buyer shall promptly notify the Seller of any event, condition, fact or circumstance which comes to the knowledge of any representatives of the Buyer listed in Schedule 4.9 from the date hereof through the Closing Date that would constitute a material violation or breach of this Agreement by Associated or Buyer, or a material inaccuracy in any representation made by Associated or Buyer in this Agreement.


                          ARTICLE VIII

               CONDITIONS TO OBLIGATIONS OF BUYER

     Except as may be waived in writing by Buyer, the obligations of Buyer to consummate this Agreement and the transactions to be consummated by Buyer hereunder on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the Closing, of each of the conditions set forth in this ARTICLE VIII.

     8.1 Performance. Seller shall have complied with and performed in all material respects the terms, conditions, acts, undertakings, covenants and obligations required by this Agreement to be complied with and performed by Seller on or before the Closing Date.

     8.2 Representations and Warranties True as of Closing Date. All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for such inaccuracies or deficiencies that would not have a Material Adverse Effect. The Seller shall have delivered to the Buyer a certificate dated the Closing Date and signed by the president, an executive vice president, or a senior vice president of the Seller to the foregoing effect.

     8.3   Governmental Orders and Consents.

     (a) No request for voluntary postponement of the Closing shall have been received by any party to this Agreement from any federal, state or local governmental agency or department, nor shall any action, suit or proceeding seeking to enjoin or restrain the Closing have been instituted or threatened by any federal, state or local governmental agency or department. No injunction, temporary restraining order or other administrative or judicial order shall have been issued enjoining or restraining the transaction in whole or in part.

     (b) The applicable provisions of the H-S-R Act shall have been fully satisfied and any and all applicable waiting periods thereunder shall have expired or otherwise terminated.

     (c) All Required Approvals necessary for the execution and performance of this Agreement shall have been obtained and be in full force and effect and without conditions or limitations which unreasonably restrict the ability of the parties hereto to perform this Agreement or the Company's or any of its Subsidiaries' ability to conduct their respective businesses as presently conducted and Buyer and Seller shall have been furnished with appropriate evidence, reasonably satisfactory to them and their respective counsel, of the granting of such consents and approvals. There shall not have been any action taken by any court or governmental or regulatory body prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

     8.4   Corporate Action.  Buyer shall have received:

     (a) a copy of the resolution or resolutions duly adopted by the board of directors or the executive committee of Seller authorizing the execution, delivery and performance of this Agreement by Seller, certified by the Corporate Secretary or other duly authorized officer of Seller;

     (b) a certificate of the Corporate Secretary or other duly authorized officer of Seller as to the incumbency and signatures of the officers of Seller executing this Agreement; and

      (c) a copy certified by the Department of Insurance of the State of Illinois of the articles of incorporation of the Company and any amendment thereto and a copy certified by the Corporate Secretary or other duly authorized officer of the Company of the by-laws of the Company.

     8.5 Third Party Consents. All consents, permits and approvals from the parties to contracts or other agreements with the Company, any of its Subsidiaries or with the Seller that are set forth in paragraph (ii) of Schedule 3.6 and that may be required in connection with the performance by the Seller of its obligations under this Agreement or the continuance of such contracts or other agreements with the Company or any of its Subsidiaries in full force and effect after the Closing shall have been obtained.

     8.6 Opinion of Counsel to the Seller. The Buyer shall have received the opinion of Kathleen A. Gallichio, Esq., General Counsel of the Seller, dated the date of the Closing, addressed to the Buyer and Associated, substantially in the form of Schedule 8.6.

     8.7 Litigation. No action, suit or proceeding shall have been instituted and be continuing by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions.

     8.8 Transfer Taxes. The Seller shall have paid, or caused to be paid, all stock transfer and other taxes, if any, required to be paid in connection with the sale and delivery to the Buyer of the Shares owned by the Seller, and shall have caused all appropriate stock transfer tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered.

     8.9 No Material Adverse Change. Except as contemplated by this Agreement, no material adverse change shall have occurred with respect to the properties and assets or the condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole between the date of this Agreement and the Closing Date.

     8.10 Directors. The Seller shall have caused such of the directors of the Company and the Subsidiaries as have been designated by the Buyer five Business Days prior to the Closing Date to have tendered to the Company or such Subsidiary, effective as of the Closing Date, their resignations as directors of the Company, or shall provide for their removal.

     8.11 Delivery of Certificate(s) for Shares. The Seller shall have delivered to the Buyer, against receipt of the Purchase Price, the certificate(s) evidencing ownership of the Shares by the Seller, endorsed in blank or accompanied by separate stock power(s) duly executed in blank.


                           ARTICLE IX

               CONDITIONS TO OBLIGATIONS OF SELLER

     Except as may be waived in writing by Seller, the obligations of Seller to consummate this Agreement and the transactions to be consummated by Seller hereunder on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the Closing, of each of the conditions set forth in this ARTICLE IX.

     9.1 Performance. Buyer shall have complied with and performed in all material respects the terms, conditions, acts, undertakings, covenants and obligations required by this Agreement to be complied with and performed by Buyer on or before the Closing Date.

     9.2 Representations and Warranties True as of Closing Date. All representations and warranties of Associated and Buyer set forth in this Agreement shall be true and correct on and as of the Closing Date, except for such inaccuracies or deficiencies that would not have a Material Adverse Effect. Associated and Buyer shall have delivered to the Seller a certificate dated the Closing Date and signed by the respective chief executive officer or president of Associated and Buyer to the foregoing effect.

     9.3   Governmental Orders and Consents.

     (a) No request for voluntary postponement of the Closing shall have been received by any party to this Agreement from any federal, state or local governmental agency or department, nor shall any action, suit or proceeding seeking to enjoin or restrain the Closing have been instituted or threatened by any federal, state or local governmental agency or department. No injunction, temporary restraining order or other administrative or judicial order shall have been issued enjoining or restraining the transaction in whole or in part.

     (b) The applicable provisions of the H-S-R Act shall have been fully satisfied and any and all applicable waiting periods thereunder shall have expired or otherwise terminated.

     (c) All Required Approvals necessary for the execution and performance of this Agreement shall have been obtained and be in full force and effect and without conditions or limitations which unreasonably restrict the ability of the parties hereto to perform this Agreement, and Buyer and Seller shall have been furnished with appropriate evidence, reasonably satisfactory to them and their respective counsel, of the granting of such consents and approvals. There shall not have been any action taken by any court or governmental or regulatory body prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

     9.4   Corporate Action.  Seller shall have received:

     (a) a copy of the resolution or resolutions duly adopted by the respective boards of directors of Associated and Buyer authorizing the execution, delivery and performance of this Agreement by Associated and Buyer, certified by the respective
Secretaries or other duly authorized officers of Associated and Buyer; and

     (b) a certificate of the respective Secretaries or other duly authorized officers of Associated and Buyer as to the incumbency and signatures of the officers of Associated and Buyer executing the Agreement.

     9.5 Payment of Purchase Price. The Buyer shall have made payment of the Purchase Price against receipt of the certificate(s) evidencing ownership of the Shares by the Seller, endorsed in blank or accompanied by separate stock power(s) duly executed in blank.

     9.6 Opinions of Counsel to Associated and Buyer. The Seller shall have received the opinion of Donald C. Trigg, Esq., General Counsel of Associated and the Buyer, dated the date of the Closing, addressed to the Seller, substantially in the form of Schedule 9.6.

     9.7 Litigation. No action, suit or proceeding shall have been instituted and be continuing by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions.


                            ARTICLE X

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties made by the respective parties in this Agreement shall survive the Closing for two years except for (a) those of Seller contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.13 which shall last indefinitely, Section 3.9, which shall survive for seven years after the Closing, and Section 3.26 which shall survive for five years, and (b) those of Associated and Buyer contained in Sections 4.1, 4.2, 4.7, 4A.1 and 4A.2, which shall last indefinitely. This Article X shall not apply to Tax representations and warranties in Article XII.


                           ARTICLE XI

                         INDEMNIFICATION

     11.1 Indemnification by Seller. Except as otherwise provided herein, including Sections 6.17 and 6.18, Seller agrees to indemnify and hold harmless Buyer, the Company, the Subsidiaries and their respective successors and assigns from and against any and all Losses and Expenses incurred by any of them in connection with or arising from:

     (a) any breach by Seller of any of its covenants or agreements in this Agreement;

     (b) any failure of Seller to perform any of its obligations in this Agreement; or

     (c) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto;

provided, however, that Seller shall be required to indemnify and hold harmless Buyer (except for Sections 6.17, 6.18 and 6.19) with respect to Loss and Expense incurred by Buyer, the Company, the Subsidiaries and their respective successors and assigns (the "Buyer Group") only if the aggregate amount of such Losses and Expenses on a pre-tax basis exceeds One Million Dollars ($1,000,000) ("Basket"). Seller's liability hereunder shall be ninety percent (90%) of the amount (one hundred percent (100%) in the case of Loss or Expense arising out of Sections 3.1, 3.2, 3.3, 3.4, 3.5 or 3.13 hereof) by which such aggregate Losses and Expenses (i) exceed the Basket, but (ii) do not exceed Eleven Million Dollars ($11,000,000) on a pre-tax basis; but in no event shall such liability exceed $9,000,000 (or $10,000,000 with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.5 or 3.13 hereof).

     11.2 Indemnification by Buyer. Except as otherwise provided in Section 6.18, Buyer agrees to indemnify and hold harmless Seller, the Company, the Subsidiaries and their respective successors and assigns from and against any and all Losses and Expenses incurred by any of them in connection with or arising from:

     (a) any breach by Buyer of any of its covenants or agreements in this Agreement;

     (b) any failure by Buyer to perform any of its obligations in this Agreement; or

     (c) any breach of any warranty or the inaccuracy of any representation of Associated or Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Associated or Buyer pursuant hereto;

provided, however, that Buyer shall be required to indemnify and hold harmless under clause (c) of this Section 11.2 with respect to Loss and Expense incurred by Seller, the Company, the Subsidiaries and their respective successors and assigns (the "Seller Group") only if the aggregate amount of such Losses and Expenses on a pre-tax basis exceeds the Basket. Buyer's liability hereunder shall be ninety percent (90%) of the amount (one hundred percent (100%) in the case of Loss or Expense arising out of Section 4.1, 4.2, 4.7, 4A.1 or 4A.2 hereof) by which such aggregate Losses and Expenses under clause (c) of this Section 11.2 (i) exceed the Basket, but
(ii) do not exceed Eleven Million Dollars ($11,000,000) on a pre-tax basis; but in no event shall such liability exceed $9,000,000 (or $10,000,000 with respect to Sections 4.1, 4.2, 4.7, 4A.1 or
4A.2 hereof).

     11.3 Notice of Claims. Any Person seeking indemnification hereunder (the "Indemnified Party") shall give to the party from whom indemnification is sought (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure.

     11.4  Third Person Claims.

     (a) The Indemnitor shall have 30 days after receipt of any Claim Notice relating to any third person claim, action or suit (collectively, "Claim") to notify the Indemnified Party of its election to conduct and control the defense, compromise or settlement of such Claim. Unless and until the Indemnitor gives the foregoing notice, the Indemnified Party shall have the right to conduct and control, through counsel of its own choosing, the defense, compromise or settlement of such Claim, and in any such case the Indemnitor shall cooperate in connection with such Claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim.

     (b) If Indemnitor timely gives the notice referred to in paragraph (a) above, Indemnitor shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Claim, and in any such case the Indemnified Party shall cooperate in connection with such Claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Claim, as to which the Indemnitor has so elected to conduct and control the defense thereof, and provided, further, that the Indemnitor shall not, without the written consent of the Indemnified Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Claim (i) in any case where the Indemnitor has not acknowledged its obligation to provide indemnification to the Indemnified Party under this Article XI, or
(ii) seeking any relief in addition to monetary damages; and provided further, that the Indemnitor shall, at any time prior to the settlement or commencement of trial with respect to any Claim, tender the defense, compromise and settlement of such Claim to the Indemnified Party should the Indemnitor reasonably determine, based upon the information furnished to it by the Indemnified Party or obtained by the Indemnitor in the course of defending the Claim, that the Indemnitor is not obligated to provide indemnification to the Indemnified Party under this Article XI.

     11.5  Losses Net of Insurance.  The amount of any Loss or
Expense for which indemnification is provided under this Article XI shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss or Expense.

     11.6 No Representation, Warranty or Indemnification for Salvage, Subrogation or Reinsurance Recoverables. Notwithstanding anything contained in Article III of this Agreement, Buyer acknowledges and agrees that Seller makes no representation, warranty or covenant regarding the ultimate adequacy or sufficiency of any salvage or subrogation, or the ultimate collectability of any reinsurance recoverable reported in any financial statement of the Company or Subsidiaries.

     11.7 Additional Limitations on Indemnification. To the extent that Buyer learned or learns of any breach of any representation or warranty set forth in Article III hereof prior to the Closing Date of which Seller has no Knowledge, and does not promptly notify Seller of such breach, the amount of Losses and Expenses incurred in connection with or arising from such breach shall be reduced by the amount of Losses and Expenses, if any, that could reasonably have been prevented by Seller if it had received prompt notice of such breach.

     11.8 Remedies. Notwithstanding anything contained herein to the contrary, it is specifically understood and agreed that in the event a misrepresentation or breach of warranty or covenant by Seller is discovered by Buyer after the Closing, the remedy of Buyer shall be limited to the indemnification as set forth in this
Article XI, and Buyer shall not be entitled to a rescission of this Agreement.

     11.9 Right to Cure Breaches. Any party shall have the right to seek to cure any breach or potential breach of any representation, warranty or covenant made by it in this Agreement or the attachments hereto; provided, that no such cure shall affect any rights to indemnification for Losses and Expenses incurred in connection with or arising out of any such breach. Each party shall cooperate with the others in connection with any attempt to cure any such breach, or potential breach, including but not limited to providing such other parties, their employees and representatives, access to any necessary books and records and making available any necessary personnel.

     11.10 Closing Loss Reserve Reconciliation. Any deficiencies or redundancies in the Closing Loss Reserves shall be calculated and paid as follows:

     (a) On or prior to November 30, 1998, the Buyer shall deliver to Seller a statement setting forth the Closing Loss Reserves recalculated as of September 30, 1998 (the "Adjusted Closing Loss Reserves"). The Adjusted Closing Loss Reserves shall be determined as of September 30, 1998 by subtracting the Closing Loss Reserves from the sum of (1) the loss and loss adjustment expense payments made by the Company subsequent to September 30, 1993, and (2) the actuarially determined value of Loss Reserves then remaining (if any), in both cases solely with respect to insurance and reinsurance liabilities incurred by the Company through September 30, 1993. The Adjusted Closing Loss Reserves shall be calculated only to reflect Loss Reserves and loss and loss adjustment expense payments relating to insurance and reinsurance claims incurred by the Company (other than the PIP Claims, as defined in Section 6.18) through September 30, 1993 (but without taking into account any salvage or subrogation, or any reinsurance obtained by the Company as a reinsured to cover any part of such claims); no liabilities for losses incurred by the Company as an insurer or reinsurer after September 30, 1993 shall be taken into account, nor shall any liabilities of the Company relating to the PIP Claims be included. Buyer shall engage a Fellow of the Casualty Actuarial Society reasonably acceptable to Seller to perform an actuarial review and certification of the Adjusted Closing Loss Reserves, which review shall be conducted in accordance with generally accepted actuarial standards and principles applied by the Company on a basis consistent with those applied in establishing the Closing Loss Reserves. Such certification shall be delivered to Seller along with Buyer's statement of the Adjusted Closing Loss Reserves.

     (b) If Seller disputes the Buyer's determination of the Adjusted Closing Loss Reserves, and if Buyer and Seller are unable to resolve such dispute within forty-five (45) days after such redetermination, they shall jointly engage a nationally recognized accounting firm (the "Arbitrator") to arbitrate such disputed item or items. The Arbitrator shall be asked to render its opinion as to the amount or treatment of the disputed item or items within ninety (90) days after being retained. Seller and Buyer shall each
pay one-half the cost of hiring the Arbitrator.   The determination
of the Arbitrator shall be final and binding on both parties.

     (c) Within 60 days following Buyer's delivery to Seller of its statement setting forth the Adjusted Closing Loss Reserves, or within 30 days following the Arbitrator's decision rendered under subsection (b) above, whichever is later, Seller shall pay Buyer 90% of the amount by which the Adjusted Closing Loss Reserves, if positive (indicating a deficiency in the Closing Loss Reserves), exceed One Million Dollars ($1,000,000)(adjusted for that portion of the Basket already used), or alternatively, Buyer shall pay Seller 90% of the amount by which the absolute value of the Adjusted Closing Loss Reserves, if negative (indicating a redundancy in the Closing Loss Reserves), exceeds One Million Dollars ($1,000,000)(adjusted for that portion of the Basket already used). Any amounts payable by Buyer or Seller hereunder shall be subject to the aggregate indemnification limits set forth in Sections 11.1 and 11.2, and it is hereby agreed by the parties hereto that only one Basket and one maximum cap on the amount of Seller's or Buyer's indemnification obligations exists with respect to the provisions of this Agreement that are subject to the indemnification limits set forth in Sections 11.1 and 11.2.

     (d) The indemnities set forth in this Section 11.10 shall be the sole remedy of Buyer with respect to Loss Reserves under this Agreement.

     11.11 Tax Indemnification.  Notwithstanding anything in this
Article XI to the contrary, the rights and obligations of the parties with respect to indemnification (and all limitations applicable to such indemnification) for any and all representations, warranties, covenants, and other agreements set forth in Article XII shall be governed solely by the indemnification provisions of Article XII.


                           ARTICLE XII

                           TAX MATTERS

     12.1 Representations and Warranties. Seller represents and warrants to Associated and the Buyer that, as of the date hereof:

     (a) Seller is the "common parent" of an "affiliated group" of corporations (as those terms are used in section 1504(a) of the Code and the Treasury regulations promulgated under section 1502 of the Code) that includes the Company and each Subsidiary (the "Kemper Group"). The Seller, the Company, and each Subsidiary were and are eligible to file consolidated federal income Tax Returns for all Taxable Periods ending on or before the date hereof for which the applicable statute of limitations for the assessment of a federal income Tax against the Company or any of the Subsidiaries has not lapsed.

     (b) All Tax Returns required to be filed with respect to the Company and each Subsidiary for all Taxable Periods ending on or before the date hereof have been timely filed. All such Returns
(i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) reflect the liability for Taxes of the Company and each Subsidiary. All Taxes shown to be payable on such Returns, and all assessments of Tax made against the Company and each Subsidiary with respect to such Returns, have been paid when due. Except as disclosed in
Schedule 12.1, no adjustment relating to such Returns has been proposed in writing and, to the Knowledge of Seller, no such adjustment has been proposed orally by any Taxing authority.

     (c) Except as disclosed in Schedule 12.1 the Seller, the Company and/or the Subsidiaries have paid, have caused to be paid, or have provided a sufficient reserve, including deferred Tax assets and liabilities (the "Tax Reserve"), on the Company Financial Statements for the period ending December 31, 1992, for the payment of all Taxes with respect to all Taxable Periods, or portions thereof, ending on or before the date of such statements; and such Taxes paid or provided for include those for which the Company or any Subsidiary may be liable in its own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity. Schedule 12.1 lists the Taxes accrued in the Tax Reserve set forth on the Company Financial Statements for the Taxable Period ended December 31, 1992.

     (d) The Company and each Subsidiary have withheld from their employees, customers, and other payees (and timely paid to the appropriate Governmental Authority) all amounts required by the Tax withholding provisions of applicable federal, state, local, and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation, and withholding or payments to non-United States persons) for all periods through the date hereof.

     (e) Schedule 12.1 sets forth, for each Pre-Closing Period for which the applicable statute of limitations for the assessment of an income or franchise Tax against the Company or a Subsidiary has not lapsed, (i) all jurisdictions in which the Company or a Subsidiary has filed an income or franchise Tax return and (ii) all consolidated, combined, group, and unitary income or franchise Tax Returns in which the Company or a Subsidiary has been included. No other jurisdiction has claimed in writing, or otherwise to Seller's Knowledge, that the Company or a Subsidiary is required to file an income or franchise Tax Return in such jurisdiction.

     (f) Except as set forth on Schedule 12.1, there are no claims or investigations by the IRS or any other Taxing authority pending or threatened in writing against the Company or any Subsidiary for any past due Taxes, and except as set forth in
Schedule 12.1 there has been no waiver of any applicable statute of limitations or extension of the time for the assessment of any Tax for which the Company or any Subsidiary could be liable under any provision of federal, state, foreign, or local law.

     (g) Except as provided on Schedule 12.1, no power of attorney has been granted to any person with respect to the Company or any of the Subsidiaries relating to any Tax for any Taxable
Period.

     (h) Except for the Tax Allocation Agreement, there is no contract, agreement, or intercompany account system under which the Company or any of the Subsidiaries has, or may at any time in the future have, an obligation to assume, share, or contribute to the payment of any portion of a Tax (or any amount calculated with reference to any portion of a Tax) determined on a consolidated, combined, group, or unitary basis with respect to any group of corporations of which the Company or a Subsidiary is or was a member. The Tax Allocation Agreement applies to the Company and the Subsidiaries only with respect to the consolidated federal and the State of Illinois unitary income Tax.

     (i) Except as set forth in Schedule 12.1, the acquisition of the Company and the Subsidiaries by the Buyer (or any other transaction contemplated by this Agreement) will not cause any payment to be made by or on behalf of the Company or a Subsidiary to be non-deductible, in whole or in part, for federal income tax purposes by reason of section 280G of the Code.

     (j)   No Tax is required to be withheld pursuant to section
1445 of the Code as a result of any of the transactions contemplated by this Agreement.

     (k) For federal income Tax purposes, to the Knowledge of Seller neither the Company nor any Subsidiary is a partner nor treated as a partner in any partnership, joint venture, or any other entity treated as a partnership.

     (l) Neither the Company nor any Subsidiary is a lessor (or treated as a lessor for federal income Tax purposes) of any property pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect before the enactment of the Tax Reform Act of 1986, or of any property that is "tax-exempt use property" within the meaning of section 168(h) of the Code.

     (m) Neither the Company nor any Subsidiary is liable under Treasury Regulations 1.1502-6 for the federal income Tax, or under any similar state or local law for a state or local income or franchise Tax, of any corporation other than the members of the Kemper Group.

     (n) There are no outstanding options, warrants, or other contractual obligations that may reasonably be treated as outstanding stock of the Company or any Subsidiary for purposes of section 1504(a)(5)(A) of the Code.

     (o) Schedule 12.1 sets forth the taxable year of the company and each Subsidiary for federal and state income and franchise Tax purposes.

     (p) Except as set forth on Schedule 12.1, (i) as of December 31, 1992, neither the Company nor any Subsidiary had any item of income, gain, loss, or deduction reportable in a taxable period ending after December 31, 1992, but attributable to an installment sale, a deferred intercompany transaction, an excess loss account, or a section 481 adjustment that arose in a Taxable Period ending on or before December 31, 1992, and (ii) since December 31, 1992, except as provided in Section 5.9 neither the Company nor any Subsidiary has distributed any property (other than cash) with respect to its stock.

     (q) Except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company or any Subsidiary.

     12.2  Section 338(h)(10) Election.

     (a) Seller and Associated shall, and, at Seller's or Associated's request, Associated shall cause Buyer to, join in making the elections provided for in section 338(g) and section 338(h)(10) of the Code and the Treasury regulations promulgated under section 338 of the Code (the "Section 338 Regulations") (collectively, the "338 Elections") with respect to the purchase of the Shares. The parties shall make such other similar elections as may be necessary to achieve substantially the same results to the parties for state and local income or franchise Tax purposes as the 338 Elections achieve for federal income Tax purposes. For purposes of this Agreement, the term "338 Elections" shall include any such state or local Tax elections.

     (b) Within ninety (90) days after the Closing Date, Buyer shall provide to Seller a schedule of the fair market values of all the material assets of the Company and the Subsidiaries as of the Closing Date. Buyer shall bear the cost of any appraisal of such assets. The parties will negotiate in good faith and use their reasonable efforts to agree on the fair market value of all material assets of the Company and the Subsidiaries. To the extent that the parties agree on such values, then each party shall apply such values in all applicable filings related to the 338 Elections and in all relevant Tax Returns. Whether or not the parties agree to any such values, Seller and Buyer shall each notify the other in writing as soon as reasonably practicable of any audit adjustment or proposed audit adjustment by any Taxing authority that affects the "adjusted grossed up bases" and "modified deemed sales price" of such assets (as those terms are defined in the Section 338 Regulations.)

     (c) Seller and Associated shall comply fully and, at Seller's request, Associated shall cause Buyer to comply fully with all filing and other requirements necessary to effectuate the 338 Elections on a timely basis and agree, subject to Section 12.2(b), to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the 338 Elections, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules.

     (d) All items of income, deduction, gain or loss recognized as a result of, and in accordance with, the 338 Elections shall be included in the consolidated federal income Tax Return of the Kemper Group for its Taxable Period that includes the Closing Date. Any income, deduction, gain or loss recognized as a result of, and in accordance with, the making of the 338 Elections under any state or local statute or regulation similar to section 338(h)(10) of the Code shall be included in the consolidated, combined, or unitary state or local income or franchise Tax Return of the Seller. All Taxes resulting from the 338 Elections, whether determined on a consolidated, combined, unitary, or separate company basis, shall be paid by Seller.

     (e)(1) Seller represents and warrants to Associated and Buyer that Seller is the "common parent" of an "affiliated group" of corporations (as those terms are used in section 1504(a) of the Code and the Treasury regulations promulgated under section 1502 of the Code) that includes the Company and each Subsidiary and that the Company and each Subsidiary will be included in the consolidated federal income Tax Return filed by the Seller for the Taxable Period including the Closing Date.

     (2) Associated and Buyer represent and warrant to Seller that to the knowledge of the persons listed on Schedule 4.9, after due inquiry:

        (i) the entity which will purchase the Shares of the Company is a domestic corporation and is a member of Associated's "affiliated group" as such term is defined in Section 1504(a) of the Code;

       (ii) in the period beginning 24 months prior to and including the Closing Date, or such longer period as the IRS may determine under Section 338(h)(4)(B) of the Code, no member of Associated's "affiliated group" (as such term is defined in Section 338(h)(5) of the Code) has "purchased" (as such term is defined in Section 338(h)(3) of the Code) or will have purchased more than 20% of the outstanding shares of Seller or any of the corporations with a name and/or a federal employer identification number ("FEIN") listed on
               Schedule 12.2(e).  To the knowledge of the
               persons listed in Schedule 4.9 (but without due inquiry), and to the knowledge of Seller (but without due inquiry), none of the corporations listed on Schedule 12.2(e) has changed its name or FEIN.

For purposes only of this Section 12.2(e), "due inquiry" means only a review of the Code and Schedule 12.2(e).

     (3) Schedule 12.2(e) lists the name and FEIN of each corporation that, with respect to the acquisition of the Shares pursuant to this Agreement, (i) is a target affiliate of the Company or a Subsidiary and (ii) is not currently a member of Seller's affiliated group. The terms "affiliated group" and "target affiliate" are defined in sections 338(h)(5) and (6), respectively, of the Code. From the date hereof until the Closing, Seller may sell or dispose of the stock of one or more of its target affiliates so long as Seller amends Schedule 12.2(e), if such amendment is necessary to cause such Schedule 12.2(e) to be true and correct, and delivers such amended schedule to Associated on or before five business days after such sale or other disposition.

     12.3  Tax Returns.

     (a) Seller shall prepare and file or cause to be prepared and filed when due (including extensions) all Tax Returns with respect to consolidated federal and State of Illinois unitary income Taxes that are required to be filed by or with respect to the Company and the Subsidiaries for all Taxable Periods ending on or before the Closing Date. Seller shall pay or cause to be paid all Tax reported, or required to be reported, on such Returns, subject to reimbursement by the Company or the Subsidiaries pursuant to the Tax sharing provisions of Section 12.8.

     (b) Seller shall prepare and file, or cause the Company and Subsidiaries to prepare and file, all Tax Returns of or including the Company or a Subsidiary that are not described in Section 12.3(a) and that are required to be filed (with extensions) on or before the Closing Date. Seller shall pay, or cause to be paid, all Tax reported, or required to be reported, on such Returns.

     (c) Buyer shall prepare and file, or shall cause the Company and the Subsidiaries to prepare and file, all Tax Returns of or including the Company and the Subsidiaries other than those Returns described in Sections (a) and (b), above. All Taxes shown on such Returns shall be paid by the Buyer, the Company, or the Subsidiaries, subject to the right of indemnification of the Buyer, the Company, and the Subsidiaries against the Seller for any Tax to the extent the Seller is liable pursuant to Section 12.5.

     (d)   All Tax Returns described in Section 12.3(a), (b), and
(c) shall be prepared (i) in a manner consistent with past practice (except for changes in applicable law) and (ii) in a manner that generally minimizes the Tax liability of the Company and the Subsidiaries (either directly or indirectly through the tax sharing arrangement described in Section 12.8) so long as such treatment of any item of income, gain, loss, or deduction is in accordance with prudent tax planning and does not adversely affect the Tax liability of the Seller or any Affiliate of the Seller. As an example of the foregoing, but not by way of limitation (subject to the previous sentence), the Company and the Subsidiaries shall not defer the deduction of any amount that is allowable as a deduction prior to the Closing Date or recognize in income any amount that may be deferred until after the Closing Date (or deferred until the deemed sale of assets pursuant to the 338 Elections).

     (e)

        (i) All Tax Returns described in Sections 12.3(a) ("Section 12.3(a) Returns") are subject to the review and consent of the Buyer ("Buyer Approval Returns") as provided herein, provided, however, that, in each case such consent shall not be unreasonably withheld. Seller shall deliver to Buyer a copy of the portion of each Section 12.3(a) Return that relates solely to Company or its Subsidiaries at least eighty-four (84) days prior to the due date of such Return (including any extensions thereof). Buyer shall provide Seller with the Notice as provided in Section 12.3(e)(v) at least seventy (70) days prior to the due date of such Returns (including any extensions thereof). If Buyer does not consent to such Returns, Seller shall have seven (7) days to review Buyer's Notice.

       (ii) All Tax Returns described in Section 12.3(c) that are affected by the 338 Elections and Tax Packages (described in Section 12.4) (collectively "Seller Approval Returns") are subject to the review and consent of the Seller, provided, however, that in each case such consent shall not be unreasonably withheld. Seller shall provide Buyer with Notice within twenty-one (21) days after Seller receives from Buyer or Company any Seller Approval Returns. If Seller does not consent to such Returns, Buyer shall have seven (7) days to review Seller's Notice.

      (iii) In the event either party does not consent to a Return or a Tax Package that requires such party's consent, then the parties shall in good faith attempt to resolve their differences. If the parties are unable to resolve their differences, the Umpire as described in Section 12.3(e)(iv) shall be requested to provide its resolution.

       (iv) If the parties are unable to resolve their differences with respect to any Tax Return or Tax Package, then the parties promptly shall jointly engage an office of a "Big Six" public accounting firm (other than KPMG Peat Marwick, Coopers & Lybrand or Ernst & Young) having significant experience in the Tax issues affecting property and casualty insurance companies and in issues similar to the issues which are the subject of the disagreement between Buyer and Seller (the "Umpire") to resolve such dispute. The Umpire shall be requested to provide its resolution at least thirty (30) days prior to the due date of the Return (including extensions thereof) that is the subject of the dispute. The resolution of the Umpire shall be binding on the parties. The cost of the Umpire shall be shared equally by the parties.

        (v) If Buyer does not consent to any Buyer Approval Return, or if Seller does not consent to any Seller Approval Return, the party that does not consent to such a Return, as the case may be, shall give notice (the "Notice") to the other party that it does not consent and, in reasonable detail, the reasons why it does not consent.

     (f) At the Closing, Seller shall deliver to Buyer a schedule that lists all Tax Returns of or including the Company or the Subsidiaries for all Taxable Periods ending on or before the Closing Date that are required to be filed (with extensions) within 30 days after the Closing Date.

     12.4 Information to be Provided by Buyer. With respect to federal income Taxes and unitary State of Illinois income Taxes for all Taxable Periods of the Company and the Subsidiaries beginning after December 31, 1992 and ending on or before the Closing Date, Buyer shall cause the Company to prepare and provide to the Seller a package of Tax information materials (the "Tax Package"), which shall be completed consistent with past practice, including past practice as to (i) the information, schedules and work papers provided, and (ii) the method of computation of taxable income on a separate company basis or other relevant method of calculating taxable income of the Company and its Subsidiaries. The Buyer shall cause the Tax Package for any Taxable Period beginning after December 31, 1992 and ending on or before the Closing Date to be delivered to the Seller within five months of the end of the Taxable Period relating to the Returns for which any such Tax Package is to be prepared.

     12.5 Indemnification by Seller. The Seller agrees to indemnify and hold harmless the Buyer, the Company, the Subsidiaries, and their respective successors and assigns from and against:

     (a) any and all Taxes incurred in connection with or arising from any inaccuracy, breach, or nonfulfillment of any representation, warranty, covenant or agreement of the Seller contained in or made pursuant to this Article XII (for which purpose the representation in clause (i) of Section 12.1 shall be deemed to have been made with no exception for items disclosed in
Schedule 12.1 or otherwise);

     (b) subject to Section 12.8, any and all consolidated federal and State of Illinois unitary income Taxes imposed on the Company or the Subsidiaries for all Taxable Periods ending on or before the Closing Date;

     (c) any and all Taxes imposed on the Company or the Subsidiaries (other than those described in Section 12.5(b)) for all Taxable Periods or portions thereof ended on or before December 31, 1992, except to the extent that such Taxes are included in the December 31, 1992 Tax Reserve (without regard to deferred Tax assets and liabilities);

     (d) any and all federal, foreign, state and local Taxes, whether determined on a separate, consolidated, combined, or unitary basis, including any penalties and interest in respect thereof, (i) pursuant to Treasury Regulations Section 1.1502-6 or any comparable provision of state, local, or foreign law by reason of the Company or any Subsidiary having been a member of a consolidated, combined, or unitary group for a Pre-Closing Period;
(ii) except as provided by Section 12.8, pursuant to any guaranty, indemnification, tax sharing, or similar agreement made on or before the Closing Date relating to the sharing of liability for, or payment of, Taxes; (iii) arising out of, resulting from, or attributable to (A) the 338 Elections or (B) any item of income or gain realized by the Company or a Subsidiary on any Specified Transactions;

     (e) any Additional Tax or Expense incurred by Buyer as result of the breach by Seller of any covenant, representation or warranty contained in Section 12.2 (for purposes of this Section 12.5(e) the term "Additional Tax" shall mean with respect to the applicable Tax Period the difference between (i) all Taxes incurred by the Company and its Subsidiaries or the amount of the refund due the Company and its Subsidiaries, and (ii) all Taxes the Company and its Subsidiaries would have incurred or the amount of the refund that would have been due the Company and its Subsidiaries if no such breach had occurred);

     (f) any Expense incurred by Buyer, the Company, or a Subsidiary in connection with any Tax described in this Section
12.5.

     12.6 Indemnification by Buyer. The Buyer agrees to indemnify and hold harmless Seller and its successors and assigns from and against:

     (a) any and all Taxes incurred in connection with or arising from any inaccuracy, breach, or nonfulfillment of any representation, warranty, covenant, or agreement of Buyer or Associated contained in or made pursuant to this Article XII;

     (b) any and all consolidated federal or State of Illinois unitary income Taxes imposed on the Company or the Subsidiaries for all Taxable Periods beginning after the Closing Date;

     (c) any and all Taxes imposed on the Company or the Subsidiaries (other than those described in Section 12.6(b)) for all Taxable Periods or portions thereof beginning on or after December 31, 1992; and

     (d) any Additional Tax or Expense incurred by Seller as result of the breach by Buyer or Associated of any covenant, representation or warranty contained in Section 12.2 (for purposes of this Section 12.6(d) the term "Additional Tax" shall mean with respect to the applicable Tax Period the difference between (i) all Taxes incurred by Seller or the amount of the refund due Seller, and (ii) all Taxes Seller would have incurred or the amount of the refund that would have been due the Seller if no such breach had occurred);

     (e) any Expense incurred by the Seller in connection with any Tax described in this Section 12.6.

     12.7  Refunds of Tax.

     (a)   The Seller shall be entitled to any refund or credit of
(i) any and all consolidated federal or State of Illinois unitary income Taxes imposed on the Company or the Subsidiaries for Taxable Periods ending on or before the Closing Date, including any Tax that results from an increase in Seller's liability for Tax as described in Section 12.2(d), (except for refunds or credits of Tax described in Section 12.7(b)(ii)) and (ii) any Tax paid by Seller to Buyer, the Company, or the Subsidiaries pursuant to Section 12.5.

     (b) The Company and/or a Subsidiary shall be entitled to the refund or credit of (i) any Tax imposed upon the Company and/or such Subsidiary other than Taxes described in Section 12.7(a) and
(ii) any Tax paid by the Buyer to the Seller pursuant to Section
12.6.

     (c) The Seller shall be entitled to any refund or credit of Taxes resulting from any carryback to any consolidated federal income Tax Return of the Kemper Group, or to any unitary Illinois income Tax Return of the Seller or its subsidiaries for a Taxable Period ended on or before the Closing Date.

     (d) Any refund or credit of a Tax received by one party to which the other party is entitled hereunder, in whole or in part, shall be paid to such party within ten (10) business days after receipt of such refund or credit from the relevant Taxing authority. Each party shall certify in writing to the other upon request whether, and the extent to which, such other party is or may be entitled to a refund or credit under this Section 12.7.

     12.8  Tax Sharing Agreements.

     (a) Except as provided in Section 12.8(b), the Tax Allocation Agreement and all other contracts, agreements, and intercompany account systems under which the Company or any of the Subsidiaries has, or may at any time in the future have, an obligation to assume, share, or contribute to the payment of any portion of a Tax (or any amount calculated with reference to any portion of a Tax) with respect to any group of corporations of which the Company or a Subsidiary is or was a member shall terminate with respect to the Company and each of the Subsidiaries as of the Closing Date, and the Company and each of the Subsidiaries shall thereafter be released from any and all liability thereunder.

     (b) Within fifteen (15) business days after the initial filing of a Final Consolidated Return, the Seller shall pay to the Company, or the Company shall pay to the Seller, as the case may be, the difference between (i) the aggregate amount of Tax reported on such Return that is allocable to the Company and/or the Subsidiaries pursuant to Section 12.8(c) and (ii) the aggregate payments of such Tax previously made by the Company and/or the Subsidiaries pursuant to the Tax Allocation Agreement or otherwise, together with interest at six percent of such amount from the Closing Date until the date of payment.

     (c) For purpose of Section 12.8(b), the amount of Tax reported on a Final Consolidated Return that is allocable to the Company and the Subsidiaries shall be (i), with respect to the federal income Tax, the amount of Tax that would have been imposed on the Company and the Subsidiaries for the Taxable Period ending on the Closing Date if the Company and the Subsidiaries had filed a consolidated federal income Tax Return for such period with the Company as the common parent and the Company and the Subsidiaries as the includable member corporations, and (ii), with respect to the State of Illinois unitary income Tax, the Tax that would have been imposed on each of the Company and the Subsidiaries for the Taxable Period ending on the Closing Date if each of such corporations had filed a separate company Return for such period provided, however, that (A) the Tax allocable to the Company and/or a Subsidiary pursuant to this Section 12.8(c) shall not include any Tax for which Seller is liable pursuant to Sections 12.5(a), (d)(i) or (d)(ii); (B) the items of income, gain, loss, and deduction that are allocable to the Company and/or the Subsidiaries pursuant to this Section 12.8(c) shall not include any such item arising from, attributable to, or resulting from the 338 Elections or the Specified Transactions; (C) on each of the Returns described in (i) and (ii) above, the Company and each Subsidiary shall be treated as eligible for the 100 percent dividends received deduction with respect to dividends received from a Subsidiary; (D) any net operating loss or net capital loss arising in a Return described in
(i) or (ii) above shall be treated as if such loss created an immediate refund of Tax to the Company or a Subsidiary (as the case may be) from the absorption of such loss by other members of the Kemper Group in the current Taxable Year; and (E) the taxable income and Tax on each of the Returns described in (i) and (ii) above shall be determined without regard to any separate or consolidated Return limitation on the allowance of any deduction or credit. If the taxable income of the Kemper Group for the Taxable Period that includes the Closing Date equals or exceeds $12.5 million, the tax rate for the Return described in (i) above shall be 35%; otherwise, the tax rate for such Return shall be 34%.

     (d) If the Closing Date occurs after December 31, 1993, the amount of consolidated federal and State of Illinois unitary income Tax allocable to the Company and the Subsidiaries for the Taxable
Period ending on December 31, 1993, shall be determined in accordance with Section 12.8(c).

     (e) The amount of Tax reported on a Final Consolidated Return (or the consolidated federal or State of Illinois unitary income Tax Return, if any, for the Taxable Period ending
December 31, 1993) that is allocable to the Company and the Subsidiaries pursuant to Section 12.8(c) and (d) is subject to the review and consent of the Company and/or Associated, which consent shall not be unreasonably withheld. If Buyer and Seller are unable to agree to the amount of such Tax, the amount of such Tax shall be determined by the Umpire whose determination shall be binding on the parties. Seller shall not be prohibited from filing any Final Consolidated Return prior to the date Buyer consents to the amount of such Tax.

     12.9 Apportionment. For purposes of Section 12.5(c), the portion of a Tax imposed on the Company and/or a Subsidiary for a Taxable Period beginning on or before and ending after December 31, 1992, that is allocable to the period ending on December 31, 1992, is (i), in the case of a Tax that is not based on income or gross receipts, the total amount of such Tax for the Taxable Period multiplied by a fraction, the numerator of which is the number of days in the Taxable Period ending on (and including) December 31, 1992, and the denominator of which is the total number of days in such Taxable Period and (ii), in the case of a Tax that is based on income or gross receipts, the amount of Tax that would be due for the period ending on (and including) December 31, 1992, based on actual operations of the Company and/or the Subsidiaries during such period as shown on their permanent books and records.

     12.10 Access to Information. From the date hereof, Seller shall, and shall cause the Company and each of the Subsidiaries to make available to Buyer and its authorized representatives: (i) all Tax Returns of the Company and the Subsidiaries for Taxable Periods ended on or before the Closing Date and any examination reports and statements of deficiencies assessed against, proposed to be assessed against, or agreed to by the Company or any Subsidiary for such Taxable Periods; (ii) any tax sharing or allocation agreement or arrangement involving the Company or any Subsidiary and a true and complete description of any such unwritten or informal agreement or arrangement; (iii) any pro forma federal or State of Illinois unitary income Tax Returns of the Company or the Subsidiaries, together with any schedule reconciling the items in the pro forma Tax Return to the items as included in the consolidated federal or State of Illinois unitary income Tax Return for the Kemper Group for all Taxable Periods ended on or before the Closing Date; and (iv) information in connection with Taxes paid after December 31, 1992. Notwithstanding the foregoing Buyer shall have no right to the Returns of or any information or materials of Seller or to any subsidiary of Seller other than those of Company or its Subsidiaries.

     12.11 Cooperation.

     (a) After the Closing, Seller and Buyer shall provide, and shall cause each of their Subsidiaries to provide, to the other party and its subsidiaries such information (including access to books and records) relating to the Company and the Subsidiaries as Seller or Buyer may reasonably request in order to permit (i) the filing of any Tax Return, amended Tax Return, or claim for refund,
(ii) the determination of any Tax liability, right to the refund of Taxes, or the amount of any foreign Tax credit, and (iii) the conduct or defense of any audit, claim, suit, or other proceeding in respect of Taxes. Any information obtained pursuant to this
Section 12.11 from the other party shall be kept confidential except as may otherwise be necessary in connection with the filing of any Return, amended Return, or claim for refund, determining any Tax liability or right to refund of Taxes, or conducting or defending any audit, claim, suit, or other proceeding in respect of Taxes. Seller and Buyer shall cooperate with each other in the conduct of any audit, claim, suit, or other proceeding with respect to any Tax involving the Company or any Subsidiary. The reasonable out-of-pocket costs and expenses incurred ("Out-of-Pocket Expenses") by a party in complying with this Section 12.11 shall be borne by the party requesting such compliance. Out-of-Pocket Expenses shall be limited to amounts paid to outside parties and which otherwise would not be incurred but for the request of the party requesting such compliance.

     (b) No party shall be under an obligation to prepare any information requested by the other pursuant to Section 12.11(a) unless (i) the information has been prepared by such party prior to the date of the request, (ii) the information will be prepared by such party on or after the date of the request in the ordinary course of such party's trade or business, or (iii), with respect to information relating to any general matter, such party reasonably expects that the information can be prepared by an employee within eight hours provided, however, that the costs and expenses reasonably incurred by the Company and the Subsidiaries in preparing the Tax Packages shall be borne entirely by the Company and the Subsidiaries. If a party requests information pursuant to
Section 12.11(a) that the other party is not required to provide by reason of this Section 12.11(b), then both parties shall cooperate and work together in good faith to have such information prepared, at their mutual agreement, by either (i) the party from whom the information is requested, in consideration for the reimbursement by the party making the request of costs and expenses reasonably incurred in preparing the information or (ii) by an outside party at the sole expense of the requesting party.

     12.12 Books and Records. Seller and Buyer shall retain or cause to be retained all books and records pertinent to the Company and each Subsidiary for each Taxable Period or portion thereof ending on or prior to the Closing Date until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers) and to abide by or cause compliance with all record retention agreements entered into by or on behalf of the Company or any Subsidiary with any Taxing authority.

     12.13 Notice of Audit. If any party to this Agreement receives any written notice from any Taxing authority proposing an adjustment to any Tax for which any other party hereto may be obligated to indemnify under this Agreement, such party shall give prompt written notice thereof to the other that describes such proposed adjustment in reasonable detail. The failure to give notice pursuant to this Section 12.13, however, shall not reduce the obligations of a party hereunder unless, and to the extent that, such failure prejudices the rights of the other party to contest such Tax.

     12.14 Tax Contests. The Indemnitor and its duly appointed representatives shall have the sole right to negotiate, resolve settle, or contest any claim for Tax made by any Taxing authority with respect to which the Indemnitor has indemnified the Indemnified Party (and acknowledged its liability to the Indemnified Party) under this Article XII, provided, however, that the Indemnitor shall not initiate any claim, settle any issue, file any amended Tax Return, take or advocate any position or otherwise take any action that could adversely affect the Indemnified Party or any of its affiliates (including, but not limited to, the imposition of income Tax deficiencies, the reductions of asset basis, or cost adjustments, the lengthening of any amortization or depreciation period, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards), without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnitor does not assume the defense of a claim for the Tax made by a Taxing authority with respect to which the Indemnitor has indemnified the Indemnified Party under this Article XII, the Indemnified Party may defend the same in such manner as it may deem appropriate including, but not limited to, settling such audit or proceeding with the consent of the Indemnitor, which consent shall not be unreasonably withheld. All Expenses reasonably incurred by the Indemnified Party in connection with such defense shall be reimbursed by the Indemnitor.

     12.15 Closing Date Conduct of Company and Subsidiaries. Buyer shall cause the Company and its Subsidiaries not to take any action on the Closing Date that (i) is not in the ordinary course of business, (ii) increases any Loss Reserves (except with respect to insurance written on the Closing Date), (iii) is not consistent with prior periods (except for the transactions contemplated by this Agreement). Buyer shall cause the Company to prepare the December 31, 1993 Annual Convention Statement in conformity with statutory accounting principles applied on a basis consistent with prior periods and on the Closing Date Buyer and its Affiliates shall not transfer to the Company or its Subsidiaries any property.

     12.16 Transfer Taxes. Seller shall bear the cost of any documentary, stamp, stock transfer, or similar transfer Tax payable with respect to the transfer of the Shares to Buyer.

     12.17 Miscellaneous.

     (a) The representations and warranties of Seller contained in Section 12.1, and the representation and warranty of Seller, Associated, and Buyer contained in Section 12.2(e), with respect to any Tax shall survive until (i) for a Tax for which the Company or a Subsidiary is primarily liable, the later to occur of (A) the lapse of the statute of limitations for the assessment of such Tax against the Company or the Subsidiary or (B) sixty (60) days after the administrative or judicial determination of such Tax or (ii) for a Tax for which the Company or a Subsidiary is not primarily liable, the later to occur of (A) the lapse of the statute of limitations for the collection of such Tax against the Company or a Subsidiary or (B) sixty (60) days after the final administrative or judicial determination of the collectibility of such Tax against the Company or the Subsidiary.

     (b) All consolidated federal and State of Illinois unitary income Tax liabilities of the Company and the Subsidiaries for all Taxable Periods ending on or before the Closing Date shall be determined without regard to the carryback of any net operating loss, capital loss, general business credit, or other Tax attribute from Taxable Periods beginning after the Closing Date.

     (c)   Schedule 12.17(c) lists the Taxes accrued in the Tax
Reserve (including deferred Tax assets and liabilities) set forth on the Company Financial Statements for the period ended September 30, 1993.

     (d) Any indemnification payment made to the Seller or the Buyer pursuant to this Agreement shall be treated for federal income Tax purposes as an adjustment to the purchase price of the Shares, unless otherwise required by applicable law.

     (e) If the Closing Date occurs within thirty days after the beginning of the taxable year of the Company or a Subsidiary, neither Associated, the Seller, nor the Company shall make the election provided for in Treasury Regulations Section 1.1502-76(b)(5).

     (f) (i) On or before December 15, 1993, Seller shall cause the Company to calculate a reasonable estimate of the Tax to be incurred by the Company and the Subsidiaries with respect to the Returns described in Section 12.8(c). If the amount of such Tax is less than the sum of the Taxes paid by the Company and the Subsidiaries with respect to such Returns, then Seller shall refund the difference to Company and if the amount of such Tax is greater than the sum of the Taxes paid to Seller by Company and the Subsidiaries with respect to such Returns, then Company shall pay the difference to Seller and, (ii) subject to Section 12.8, on or before the Closing Date, the Seller shall, and shall cause the Company and the Subsidiaries, with respect to all periods prior to the Closing Date, to satisfy all intercompany Tax receivables and payables.


                          ARTICLE XIII

              MODIFICATION, WAIVERS AND TERMINATION

     13.1 Modification. Buyer and Seller may, by mutual consent of their duly and properly authorized representatives, amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time.

     13.2 Waivers. Buyer and Seller pursuant to action by their duly and properly authorized representatives and by an instrument in writing may extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained herein. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect such party's right at a later date to enforce the same. No waiver by either party of a condition or a breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of such condition, breach or waiver of any condition or of the breach of any other term, covenant, representation or warranty contained in this Agreement.

     13.3  Termination.

     (a) This Agreement may be terminated, and the transactions contemplated hereby abandoned, prior to Closing:

        (i) by the mutual written consent of Buyer and Seller;

       (ii) subject to the provisions of Section 13.3(v) below, by Buyer or Seller at any time after April 30, 1994 if any necessary regulatory approvals have not been obtained by such date, or by such extension thereof as may be agreed to in writing by the parties subject to the provisions of Section 13.3(a)(iii) and (iv) which allow the parties 30 days to cure a breach of nonperformance;

      (iii) by Buyer if there has been any failure on the part of Seller to comply with or perform its agreements, covenants or obligations hereunder in any material respect and such non-performance shall not have been cured or eliminated by Seller within 30 days from receipt of written notice to Seller from Buyer of such breach, or waived by Buyer on or before the Closing Date, unless Seller in good faith will have commenced the curing of such non-performance within such 30-day period and cannot with reasonable diligence cure such nonperformance within said 30-day period in which event Seller shall have a reasonable time, not to exceed an additional 30 days, to do so;

       (iv) by Seller if there has been any failure on the part of Buyer to comply with or perform its agreements, covenants or obligations hereunder in any material respect and such nonperformance shall not have been cured or eliminated by Buyer within 30 days from receipt of written notice to Buyer from Seller of such breach, or waived by Seller on or before the Closing Date, unless Buyer in good faith will have commenced the curing of such nonperformance within such 30-day period and cannot with reasonable diligence cure such nonperformance within said 30-day period in which event Buyer shall have a reasonable time, not to exceed an additional 30 days, to do so; and

     (v) at the election of the Seller or Buyer, if any action, suit or proceeding shall have been instituted and be continuing by any governmental or regulatory agency to restrain, modify or prohibit the carrying out of the transactions contemplated hereby, provided that neither the Seller nor Buyer shall have any termination right hereunder if the other conditions to the obligation of Buyer or the Seller, as the case may be, to consummate the transactions contemplated herein shall have been satisfied, unless such action, suit or proceeding shall not have been stayed or terminated by the later of (x) April 30, 1994 or (y) sixty (60) days after the commencement of such action, suit or proceeding becomes known to Buyer or the Seller, as the case may be.

     (b)   The power of termination provided for by this Section
13.3 may be exercised for Buyer or for Seller only by or on the authority of their respective boards of directors or executive committees and will be effective only after written notice thereof (signed on behalf of the party or parties for which it is given by the respective chairman of the board or president) shall have been given to the others.

     13.4 Effect of Termination. In the event of a termination pursuant to Section 13.3, this Agreement shall become void and of no effect, except that (i) in the event of such a termination because of any breach of covenant the breaching party shall be liable to the other party for actual damages; and (ii) Sections 5.4(b), 15.3 and 14.7, and Articles XI and XII shall remain in full force and effect. In the event of termination of this Agreement, the Confidentiality Agreement entered into by and between the Seller and Associated and Buyer shall survive in accordance with its terms.

                           ARTICLE XIV

          ASSOCIATED'S GUARANTY OF BUYER'S OBLIGATIONS

     14.1 Guaranty. Associated, for value received, hereby absolutely, unconditionally, and irrevocably guarantees to Seller and to Seller's successors and assigns full and prompt payment when due and at all times thereafter of any and all obligations of every nature and kind, now or hereafter owing from Buyer to Seller, and also of any successor in interest, including without limit any debtor-in-possession or trustee in bankruptcy which succeeds to the interests of Buyer, arising under the terms of this Agreement (the "Obligations"). The Obligations guaranteed include without limit any and all indebtedness or obligations for which the Buyer would otherwise be liable to the Seller under the terms of this Agreement were it not for the invalidity, irregularity or unenforceability of them by reason of any bankruptcy, insolvency or other similar law or order affecting creditors' rights generally.

     14.2  Waivers.

     (a) Associated agrees that it will not exercise or enforce, and hereby waives, any right of contribution, reimbursement, recourse or subrogation available to Associated against Buyer or any other person who is an assignee pursuant to Section 15.5 hereof (an "Assignee") unless and until all of the Obligations have been satisfied in full. In addition, if Associated is or becomes an "insider" or "affiliate" (as defined in Section 101 of the Federal Bankruptcy Code, as it may be amended) with respect to the Buyer or with respect to any Assignee, then Associated irrevocably and absolutely waives any and all rights of subrogation, contribution, indemnification, recourse, reimbursement and any similar rights against the Buyer or against any such Assignee with respect to this Guaranty, whether such rights arise under an express or implied contract or by operation of law. It is the intention of the parties that Associated shall not be (or be deemed to be) a "creditor" (as defined in Section 101 of the Federal Bankruptcy Code, as it may be amended) of the Buyer by reason of the existence of this Guaranty in the event that the Buyer becomes a debtor in any proceeding under the Federal Bankruptcy Code. This waiver is given to induce the Seller to enter into this Agreement. Notwithstanding the foregoing, if Buyer or an Assignee becomes a debtor under the United States Bankruptcy Code (a "Debtor"), the foregoing waiver by Associated will not apply with respect to any payment made by Associated in respect of the Obligations after the date on which Buyer or the Assignee becomes a Debtor. Furthermore, notwithstanding the foregoing, if Buyer or an Assignee becomes a Debtor, and Buyer or the Assignee has not made any payments to Seller in respect of the Obligations in the period between the date Buyer or the Assignee became a Debtor and one year before such date, the foregoing waiver will not apply.

     (b) Associated waives (i) presentment, protest, notice, demand or action with respect to any default by Buyer in payment of all or any part of the Obligations, and with respect to any default by Associated in Associated's obligations under this Guaranty, and
(ii) any right to require Seller to sue Buyer or any other person obligated with respect to all or any part of the Obligations. Associated further agrees that the Seller may compromise, extend, renew or forbear to enforce payment of any or all the Obligations, all without notice to Associated and without affecting in any manner the unconditional obligation of Associated under this Guaranty.

     (c) If any payment applied by Seller to the Obligations is set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of Buyer, but excluding any act of fraud, misrepresentation, or other willful misconduct of the Seller), the Obligations to which the payment was applied shall for the purposes of this Guaranty be deemed to have continued in existence, notwithstanding the application, and this Guaranty shall be enforceable as to such Obligations as fully as if Seller had not made the application.

     14.3 No Obligation of Seller to Pursue Buyer. Associated acknowledges and agrees that the liabilities created by this Guaranty are direct and are not conditioned upon pursuit of remedies the Seller may have against the Buyer or any other person. No invalidity, irregularity or unenforceability of any part or all of the Obligations or any documents evidencing the same, by reason of any bankruptcy, insolvency or other similar law or order affecting creditors' rights generally shall impair, affect or be a defense or setoff to the obligations of Associated under this Guaranty.

     14.4  Acts or Omissions.

     The validity and enforceability of this Guaranty shall not be impaired or affected by any act or omission by Seller with respect to any part of the Obligations including, but not limited to (i) any extension, modification, renewal, indulgence, or substitution;
(ii) any failure or omission to enforce any right, power or remedy; or (iii) any waiver of any right, power or remedy or of any default; all whether or not Associated shall have had notice or knowledge of any act, omission or circumstance referred to in this paragraph.


                           ARTICLE XV

                          MISCELLANEOUS

     15.1 Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been duly given when delivered personally or when deposited in the U.S. mail if sent by registered or certified mail, postage prepaid (return receipt requested), to the party to whom such notice or communication is addressed at the following addresses (or at such other address for a party as shall be specified by a notice provided pursuant hereto) and a copy is sent by facsimile to the following telephone number prior to or at the time such notices or other communications are deposited in the U.S. mail:


If to Associated:

               Associated Insurance Companies, Inc.
               120 Monument Circle
               Indianapolis, Indiana  46204
               Attention:  Donald C. Trigg, Esq.
               Facsimile Telephone Number:

with a copy to:

               Dewey Ballantine
               1301 Avenue of the Americas
               New York, New York  10019-6092
               Attention:  William W. Rosenblatt, Esq.
               Facsimile Telephone No.: 212-259-6333


If to Buyer:
               Anthem P & C Holdings, Inc.
               120 Monument Circle
               Indianapolis, Indiana  46204
               Attention: Donald C. Trigg, Esq.
               Facsimile Telephone Number: 317-488-6466

with a copy to:
               Dewey Ballantine
               1301 Avenue of the Americas
               New York, New York  10019-6092
               Attention:  William W. Rosenblatt, Esq.
               Facsimile Telephone No.: 212-259-6333

If to Seller:
               John H. Fitzpatrick
               Executive Vice President
                 and Chief Financial Officer
               Kemper Corporation
               One Kemper Drive, Executive, C-2
               Long Grove, Illinois 60049
               Facsimile Telephone Number: (708) 540-4694

with copies to:
               Kathleen A. Gallichio, Esq.
               General Counsel
               Kemper Corporation
               One Kemper Drive, Legal, C-3
               Long Grove, Illinois 60049
               Facsimile Telephone Number: (708) 540-4692

               Lawrence M. Friedman, Esq.
               Lord, Bissell & Brook
               115 South LaSalle Street
               Chicago, Illinois 60603
               Facsimile Telephone Number:  (312) 443-0336

     15.2 Gender and Number. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The words "hereof", "herein", and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole, and not to any particular Section or provision, unless expressly so stated.

     15.3 Expenses. Except as otherwise provided herein, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     15.4 Further Assurances. At any time and from time to time after the Closing Date, each party hereto will execute and deliver to any other party such further instruments or documents as may reasonably be required to give effect to the transactions contemplated hereunder.

     15.5 Non-Assignment. Neither this Agreement nor any right hereunder shall be assignable by any party without the written consent of the others and any attempted assignment in contravention of this provision shall be void and of no legal force or effect, except that the Buyer may assign its interest hereunder without the consent of the Seller to any wholly owned subsidiary or to an Affiliate, provided that, notwithstanding any such assignment, the Buyer and Associated shall remain liable to perform all obligations required to be performed hereunder and such assignee shall specifically agree to be similarly bound, and shall also provide written representations and warranties to Seller substantially equivalent to those of Buyer set forth in Article IV (except Sections 4.7, 4.8 and 4.9) and Article XII hereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

     15.6  No Strict Construction.  The language used in this
Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

     15.7 Press Releases and Publicity. So long as this Agreement is in effect, Seller and Buyer will consult with each other as to the form and substance of any publication of any press release or other announcement or public disclosure of matters related to this Agreement or the transactions contemplated herein. Any such press release or other announcement or public disclosure must be consented to in writing by Seller and Buyer prior to any such publication, announcement or public disclosure.

     15.8 Information Provided to Associated. The parties agree that all information or documents provided by Seller, Company or any of their respective Affiliates to Associated in connection with the transactions contemplated by this Agreement shall be deemed to have been received by Buyer.

     15.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

     15.10 Entire Agreement. This Agreement and the Exhibits and Schedules and other attachments to it and the Confidentiality Agreement constitute the entire understanding of Associated, Buyer and Seller and supersede all prior agreements, arrangements and communications, whether oral or written, among Associated, Buyer and Seller with respect to the subject matter hereof, and shall not be modified or amended other than by written agreement of Associated, Buyer and Seller. Captions appearing in this Agreement are for convenience of reference only and shall not be deemed to explain, limit or amplify the provisions hereof.

     15.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of law.

     15.12 Severability. If any provision or portion of this Agreement shall become invalid or unenforceable for any reason, there shall be deemed to be made such minor changes in such provision or portion as are necessary to make it valid or enforceable. The invalidity or unenforceability of any provision or portion hereof shall not affect the validity or enforceability of the other provisions or portions hereof.

     15.13 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

     15.14 Exhibits and Schedules. The Exhibits and Schedules are part of this Agreement as if fully set forth herein. All references herein to ARTICLES, Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                   SELLER:

                                   KEMPER CORPORATION



                                   ______________________________
                                   By:
                                   Title:



                                   ASSOCIATED:

                                   ASSOCIATED INSURANCE COMPANIES,
                                   INC.



                                   ______________________________
                                   By:
                                   Title:


                                   BUYER:

                                   ANTHEM P&C HOLDINGS, INC.



                                   ______________________________
                                   By:
                                   Title: